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                                                                EXHIBIT 10.44




                            AGREEMENT AND PLAN OF MERGER

                                      BETWEEN

                                   PROCEPT, INC.

                             PROCEPT ACQUISITION CORP.

                                        AND

                           PACIFIC PHARMACEUTICALS, INC.

                           _____________________________

                           Dated as of December 10, 1998

                           _____________________________

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                                                               EXHIBIT 10.44

                            AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT AND PLAN OF MERGER dated as of December 10, 1998 (this "Agreement") is among Procept, Inc. ("Procept"), a Delaware corporation, Procept Acquisition Corp. ("PAC"), a Delaware corporation, and Pacific Pharmaceuticals, Inc. ("Pacific"), a Delaware corporation. The parties wish to effect the acquisition of Pacific by Procept through a merger of PAC into Pacific on the terms and conditions hereof. This Agreement is intended to be a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

       Accordingly, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                SECTION 1 - THE MERGER

       1.1 THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), PAC shall be merged with and into Pacific (the "Merger"). The Merger shall occur at the Effective Time (as defined herein).
 Following the Merger, Pacific shall continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of PAC shall cease.

       1.2 EFFECTIVE TIME. As soon as practicable after satisfaction or waiver of all conditions to the Merger, the parties shall cause a Certificate of Merger to be filed in accordance with Section 252 of the DGCL (the "Merger Certificate") and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective at such time as the Merger Certificate is filed, as appropriate, with the Secretary of State with the State of Delaware in accordance with the DGCL or at such later time as is specified in such documents (the "Effective Time"). Immediately prior to the filing of the Merger Certificate, a closing (the "Closing") will be held at the offices of Palmer & Dodge LLP, One Beacon Street, Boston, Massachusetts (or such other place as the parties may agree) for the purpose of confirming satisfaction or waiver of all conditions to the Merger.
Subject to satisfaction or waiver of each of the conditions specified in Sections 5, 6 and 7 hereof, the Closing shall take place within three business days after the last to occur of:

              (a) the day the Merger is approved by the stockholders of Pacific pursuant to Section 5.11; or

              (b) the day the issuance of the Merger Consideration (as defined below) is approved by the stockholders of Procept pursuant to Section 5.12;

or on such other date as the parties may agree, but not later than June 30, 1999. The date on which the Closing occurs is referred to herein as the "Closing Date".

       1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259, 260 and 261 of the DGCL.

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       1.4    CERTIFICATE OF INCORPORATION AND BYLAWS.  The Certificate of
Incorporation and Bylaws of Pacific, in each case as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation immediately after the Effective Time, until duly amended in accordance with applicable law.

       1.5 DIRECTORS AND OFFICERS. The directors and officers of PAC immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each such officer and director to hold office in accordance with their respective terms.

       1.6    CONVERSION OF STOCK.

              (a) For purposes of this Agreement, "Merger Consideration" means 2,755,000 shares of common stock, $0.01 par value per share, of Procept ("Procept Common Stock") reduced by the number of shares of Procept Common Stock which would be issued but for the terms of Section 262 of the DGCL in respect of Dissenting Shares (as defined in Section 1.8).

              (b) At the Effective Time, by virtue of the Merger and without any action on the part of Procept or Pacific:

                            (i)    All shares of Common Stock of Pacific,
$0.02 par value per share (the "Pacific Common Stock") and all shares of Preferred Stock of Pacific, $25 par value per share, (the "Pacific Preferred Stock" collectively, with the Pacific Common Stock the "Pacific Stock") outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in Section 1.8), shall be converted into and become the right to receive, (subject to the payment of cash for fractional shares as provided in Section 1.10) shares of Procept Common Stock in accordance with
Section 1.6(c).

                            (ii)   All options and warrants to purchase
Pacific Stock outstanding immediately prior to the Effective Time, shall be exercisable for that number of shares of Procept Common Stock which such option or warrant holder would have been entitled to receive if the underlying Pacific Stock had converted in the Merger, at an exercise price per share equal to the aggregate exercise price of the Pacific option or warrant exchanged divided by the number of shares of Procept Common Stock subject to the new option or warrant, and otherwise having the same terms and conditions as the Pacific option or warrant and otherwise in accordance with the terms of Section 5.19.

                            (iii)  All shares of Pacific Stock held at the
Effective Time by Pacific as treasury stock or by a subsidiary of Pacific shall be canceled and no payment shall be made with respect thereto.

                            (iv)   All Dissenting Shares shall be dealt with
in accordance with Section 1.8.

                            (v)    All shares of Common Stock of PAC, $0.01
par value per share, outstanding immediately prior to the Effective Time, shall be converted into the right to receive the same number of shares of the Surviving Corporation.

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              (c)    The Merger Consideration shall be allocated among the
holders of shares of Pacific Stock outstanding immediately prior to the Effective Time by allocating to each such holder of Pacific Stock outstanding at the Effective Time (other than the holders of Dissenting Shares) that number of shares of Procept Common Stock determined by multiplying the number of shares of Pacific Common Stock held by each such holder or issuable to a holder on conversion of Pacific Preferred Stock held by such holder by the Conversion Factor (as defined below).

              (d) "Conversion Factor" means the quotient obtained by dividing (i) 2,755,000 BY (ii) the number of shares of Pacific Common Stock either outstanding or issuable on conversion of outstanding shares of Pacific Preferred Stock immediately prior to the Effective Time. As of the date of this Agreement, based on the shares of Pacific Common Stock currently outstanding or issuable (i) on conversion of outstanding Pacific Preferred Stock and (ii) upon the closing of the Agreement and Plan of Merger between Pacific and Binary Therapeutics, Inc., the Conversion Factor is 0.11.

              (e) The Merger Consideration shall be adjusted in the event of any change in Procept Common Stock by reason of a stock splits, stock recapitalizations, combinations or subdivisions of the Common Stock of Procept, mergers or other exchanges of shares by operation of law or the like occurring after the date of this Agreement and before the Effective Time, such that, after the record date therefor the Merger Consideration shall be equal to the number and class of shares or other securities or property that would have been received in respect of a share of Procept Common Stock, as the case may be, if the Effective Time had occurred immediately prior to such record date.

       1.7 CLOSING OF PACIFIC TRANSFER BOOKS. At the Effective Time, the stock transfer books of Pacific shall be closed and no transfer of Pacific Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of Pacific Stock are presented to the Exchange Agent, they shall be canceled and exchanged for certificates representing Procept Common Stock.

       1.8    PACIFIC DISSENTING SHARES.

              (a) Shares of Pacific Stock held by a stockholder who has properly exercised appraisal rights with respect thereto in accordance with
Section 262 of the DGCL are referred to herein as "Dissenting Shares". Shares of Pacific Stock that constitute Dissenting Shares shall not be converted into Merger Consideration and shares of Procept Stock shall not be issued pursuant to Section 1.6(d) in exchange therefor. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights shall no longer retain any rights of a stockholder of Pacific or the Surviving Corporation, except those provided under the DGCL.

              (b) Pacific shall give Procept (i) prompt notice of any written notices and demands under Section 262 of the DGCL with respect to any shares of capital stock of Pacific, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by Pacific and
(ii) the right to participate in all negotiations and proceedings with respect to any demands under Section 262 with respect to any shares of capital stock of Pacific. Pacific shall cooperate with Procept concerning, and shall not, except with the prior written

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consent of Procept, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

              (c) In the event that a holder of Pacific Stock makes a demand under Section 262 of the DGCL the Merger Consideration shall be reduced by the number of shares of Procept Common Stock which would otherwise have been issued to such holder.

       1.9 ISSUANCE OF PROCEPT CERTIFICATES. Prior to the Effective Time, Procept shall authorize one or more persons to act as Exchange Agent hereunder (the "Exchange Agent") and shall deposit with or for the account of the Exchange Agent certificates representing the number of shares or Procept Common Stock equaling the Merger Consideration and cash in lieu of fractional shares of Procept Common Stock. As soon as practicable after the Effective Time, (i) Pacific shall deliver to Procept a list of all record holders of Pacific Stock immediately prior to the Effective Time (the "Record Holders"), setting forth each stockholder's name, address and number of shares of Pacific Stock held prior to the Effective Time and such other information as may be reasonably requested by the Exchange Agent, certified by the Chief Executive Officer of Pacific (the "Stockholder List") and (ii) the Exchange Agent shall be instructed to mail to each Record Holder a form of letter of transmittal which shall specify instructions for use in effecting the surrender of Pacific Stock certificates in exchange for Merger Consideration.
 Upon the Exchange Agent's receipt of the letter of transmittal and any certificate held by a stockholder, each stockholder shall be entitled to receive a certificate representing that number of whole shares of Procept Common Stock into which the shares of Pacific Stock as set forth on the Stockholder List shall have been converted pursuant to the provisions of this Agreement. The shares of Pacific Stock outstanding immediately prior to the Effective Time (and any certificates representing such shares) shall be deemed canceled as of the Effective Time. Procept Common Stock into which Pacific Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time. If any Procept Common Stock certificates are to be issued in a name other than that in which the Pacific Stock was registered immediately prior to the Effective Time, it shall be a condition of such issuance that the person requesting such issuance shall deliver to the Exchange Agent all documents necessary to evidence and effect such transfer and shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Procept Common Stock in a name other than that of the registered holder of the certificate or surrendered or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. None of Procept, PAC or Pacific shall be liable to any stockholder for shares of stock or any cash in lieu of fractional interests delivered to a public official pursuant to applicable escheat or abandoned property laws.

       1.10 NO FRACTIONAL SHARES. No certificates representing fractional shares of Procept Common Stock shall be issued upon the surrender for exchange of Pacific Stock certificates. No fractional interest shall entitle the owner to vote or to any rights of a security holder. In lieu of fractional shares, each stockholder who would otherwise have been entitled to a fractional share of Procept Common Stock, will receive from Procept at Closing an amount in cash (without interest) determined by multiplying such fraction by the fair market value of a share of Procept Common Stock. Such fair market value shall equal the mean of the daily high and low sales prices of the Procept Common Stock on the Nasdaq Small Cap Market, as reported by Nasdaq, averaged over the period of ten (10) trading days ending on the fifth trading day prior to the Closing Date.

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               SECTION 2 - REPRESENTATIONS AND WARRANTIES OF PAC

       Procept and PAC hereby make the following representations and warranties:

       2.1 ORGANIZATION AND CORPORATE POWER. PAC is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware.

       2.2 CORPORATE AUTHORIZATION. PAC has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the PAC of this Agreement and the consummation by PAC of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PAC, enforceable against it in accordance with its terms.

       2.3 NON-CONTRAVENTION. The execution, delivery and performance by PAC of this Agreement and the consummation by PAC of the transactions contemplated hereby do not and will not contravene or conflict with the Certificate of Incorporation or By-Laws of PAC.

       2.4 NO BUSINESS ACTIVITIES. PAC has not conducted any business activities unrelated to the transactions contemplated hereby.

                SECTION 3 - REPRESENTATIONS AND WARRANTIES OF PACIFIC

       Except as set forth on the disclosure schedule (the "PACIFIC DISCLOSURE SCHEDULE") delivered to Procept on the date hereof, (regardless of whether the PACIFIC DISCLOSURE SCHEDULE is referenced in any particular subsection of this Section 3), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer (provided that disclosure thereon under any subsection number shall be disclosure for any section hereof), Pacific represents and warrants to Procept as set forth below:

       3.1 ORGANIZATION AND QUALIFICATION. Pacific and each of its subsidiaries named on the Pacific Disclosure Schedule pursuant to Section 3.4 below (the "Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Pacific is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have a material adverse effect on the business or financial condition of Pacific or its subsidiaries (other than changes that are the effect of economic factors affecting the economy or the pharmaceutical industry as a whole) (a "Pacific Material Adverse Effect"), all of which jurisdictions are identified in Section 3.1 of the PACIFIC DISCLOSURE SCHEDULE.

       3.2    CAPITALIZATION.

              3.2.1 OUTSTANDING CAPITAL STOCK. Pacific's authorized capital stock consists of 100,000,000 shares of Common Stock, $0.02 par value per share, of which 12,280,017 shares are issued and outstanding as of November 17, 1998, and 2,000,000 shares of Preferred Stock, $25 par value per share, of which 36,696 shares are issued and outstanding as of November, 1998

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and convertible into 10,674,499 shares of Pacific Common Stock.  Except as disclosed in Pacific's proxy statement for its annual meeting of stockholders held on August 13, 1998, Pacific is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of Pacific Stock. The outstanding shares of Pacific Stock are duly authorized, validly issued, fully paid, and nonassessable and have been issued in compliance with all charter documents of Pacific and all applicable federal and state laws. Except as set forth in this Section 3.2.1, no other capital stock of Pacific is authorized or outstanding.

              3.2.2 OPTIONS OR OTHER RIGHTS. Except as set forth in the PACIFIC DISCLOSURE SCHEDULE, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of Pacific issued by Pacific is authorized or outstanding, (ii) there is no commitment or offer by Pacific to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Pacific, (iii) Pacific has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of Pacific's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of Pacific's capital stock to which Pacific is a party.

       3.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Subject to the requirement to obtain approval of its stockholders to consummate the Merger under the DGCL, Pacific has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Pacific. This Agreement and each agreement, document and instrument to which it is a party executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Pacific, enforceable in accordance with their terms.

       3.4 SUBSIDIARIES AND OTHER AFFILIATES. Except as set forth in the PACIFIC DISCLOSURE SCHEDULE, Pacific does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity. The PACIFIC DISCLOSURE
SCHEDULE indicates the number of shares of capital stock of each Subsidiary held by Pacific and the total shares of capital stock outstanding for each Subsidiary. The PACIFIC DISCLOSURE SCHEDULE also indicates whether any warrant, option or other right to acquire an equity interest in any Subsidiary is outstanding. For the purposes of the representations and warranties in this Section 3 and the covenants set forth in Section 5, Binary Therapeutics, Inc. shall be deemed to be a Subsidiary, unless the language of any particular provision clearly indicates a contrary intent.

       3.5 CHARTER AND BY-LAWS; BOOKS AND RECORDS. Pacific has heretofore delivered or made available to Procept true and complete copies of the Certificate of Incorporation (certified

                                       7

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by the Secretary of State or comparable authority of its jurisdiction of incorporation) and By-laws as in effect on the date hereof for itself and each of its Subsidiary, and corporate minute books. None of Pacific or any Subsidiary is in default in the performance, observation or fulfillment of either its charter or By-laws. The minute books of Pacific and each Subsidiary contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

       3.6    SEC REPORTS.  Pacific has previously delivered to Procept its
(i) Annual Report on Form 10-K for the year ended March 31, 1998 (the "Pacific 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statement relating to Pacific's annual meeting of stockholders held on August 13, 1998 and (iii) all other reports filed by Pacific with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 1998. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Pacific has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since becoming registered under the Exchange Act.

       3.7 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Pacific 10-K and in Pacific's quarterly report on Form 10-Q for the quarter ended September 30, 1998 (the "PACIFIC 10-Q") have been prepared from, and are in accordance with, the books and records of Pacific and each Subsidiary (required to be so consolidated) and fairly present the consolidated financial condition, results of operations and cash flows of Pacific as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the Pacific 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

       3.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the PACIFIC DISCLOSURE SCHEDULE at March 31, 1998, Pacific and its Subsidiaries have no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated March 31, 1998 (or the notes thereto) included in the Pacific 10-K (the "PACIFIC BALANCE SHEET") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the PACIFIC DISCLOSURE SCHEDULE, Pacific and its Subsidiaries have no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the Pacific Balance Sheet, (ii) adequately reflected and reserved against in the Pacific unaudited balance sheet dated September 30, 1998 included in the Pacific 10-Q (the "PACIFIC INTERIM BALANCE SHEET"), or (iii) incurred since March 31, 1998 in the ordinary course of business and not material in amount, either individually or in the aggregate.

       3.9 NO MATERIAL ADVERSE CHANGE. Since March 31, 1998, there has not been:

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                            (i)    any material adverse change in the assets,
liabilities, condition (financial or otherwise), results of operation, business or prospects of Pacific or its Subsidiaries or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change;

                            (ii)   any material change in the method of
operating the business of Pacific or its Subsidiaries, in the manner of keeping the books, accounts or records of Pacific or its Subsidiaries, or in any accounting method or practice of Pacific or its Subsidiaries;

                            (iii)  any sale, lease, mortgage, pledge,
encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of Pacific or its Subsidiaries, other than in the usual and ordinary course of business;

                            (iv)   any material transaction, commitment,
contract or agreement entered into by Pacific or its Subsidiaries, or any relinquishment or abandonment by Pacific or its Subsidiaries of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract pertaining to Pacific or its Subsidiaries (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

                            (v)    any adverse relationships or conditions
with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a Pacific, or its Subsidiaries Material Adverse Effect on Pacific or its business;

                            (vi)   any acquisition by Pacific or its
Subsidiaries (other than property or interests therein acquired in the ordinary course of its lending business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

                            (vii)  any redemption or other acquisition by
Pacific or its Subsidiaries of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

                            (viii) any loan or advance by Pacific or its
Subsidiaries to any stockholder, officers, director or consultant, or any other loan or advance other than in the ordinary course of business; or

                            (ix)   except as set forth in the PACIFIC
DISCLOSURE SCHEDULE, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by Pacific or its Subsidiaries to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of Pacific.

       3.10   TAX MATTERS.

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              (a)    DEFINITION OF TAXES.  For the purposes of this
Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (b) Tax Returns and Audits. Except as set forth in the Pacific Disclosure Schedule:

                            (i)    Each of Pacific and its Subsidiaries has
prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed relating to any and all Taxes concerning or attributable to Pacific or such Subsidiary or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or, with respect to any Taxes payable, an adequate reserve has been established on the Pacific Interim Balance Sheet.

                            (ii)   Each of Pacific and its Subsidiaries: (A)
has paid or accrued all Taxes set forth on its Returns, and (B) has withheld and paid (or will pay at the time required) with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                            (iii)  Neither Pacific nor any of its
Subsidiaries is delinquent in any material respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Pacific or any of its Subsidiaries, nor has Pacific or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                            (iv)   Other than the audits set forth in the
PACIFIC DISCLOSURE SCHEDULE, no audit or other examination of any Return of Pacific is currently in progress, nor has Pacific or any Subsidiary been notified of any request for such an audit or other examination.

                            (v)    Pacific and its Subsidiaries did not have,
as of September 30, 1998, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Pacific Interim Balance Sheet, and neither Pacific nor any of its Subsidiaries has incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

                            (vi)   There are (and as of immediately following
the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of Pacific or any Subsidiary relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

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                            (vii)  Neither Pacific nor any Subsidiary has
received written or oral notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of Pacific or any Subsidiary.

                            (viii) None of Pacific's or its Subsidiaries'
assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                            (ix)   As of the Effective Time, there will not
be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Pacific or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162 of the Code.

                            (x)    Neither Pacific nor any of its
Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Pacific or such Subsidiary.

                            (xi)   Neither Pacific nor any of its
Subsidiaries is a party to a tax sharing or allocation agreement nor does Pacific or any Subsidiary owe any amount under any such agreement.

                            (xii)  Neither Pacific nor any of its
Subsidiaries is or has been at any time during the period specified in
Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                            (xiii) Neither Pacific nor any Subsidiary has
agreed to, or is required to, make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

       3.11   COMPLIANCE WITH LAWS.

              3.11.1 None of Pacific or any Subsidiary is in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. None of Pacific or any Subsidiary has received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

              3.11.2 Each of Pacific and the Subsidiaries holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of such company's business and the uses of its assets (collectively, "PERMITS") necessary to operate its business as presently conducted. The PACIFIC DISCLOSURE SCHEDULE contains a true and complete list of all such permits as of the date hereof. Such Permits are in full force and effect and the validity and effectiveness of such

Permits will not be affected by the transactions contemplated hereby. No violations are or have been recorded with any governmental or regulatory body in respect of any Permit, no proceeding is pending or, to the best knowledge of Pacific, threatened to revoke or limit any Permit, and Pacific knows of no grounds for any such revocation or limitation.

       3.12 CONSENTS; NO BREACH. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by Pacific are set forth in Section 3.12 of the PACIFIC DISCLOSURE SCHEDULE, other than those which the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time. Subject to any prior approval requirements set forth in Section 3.12 of the PACIFIC DISCLOSURE SCHEDULE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Pacific or any Subsidiary; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Pacific or any Subsidiary is a party or to which Pacific or any Subsidiary or any of their assets or properties is bound or subject; (iii) violate any statute, law or regulation of any jurisdiction (which violation would affect the validity of the transaction contemplated hereby or otherwise would materially adversely affect the business of the Surviving Corporation after the Effective Time) or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon Pacific or any Subsidiary or any of their securities, properties, assets or business; (iv) violate any material Permit; (v) except with respect to change of control provisions in customer contracts, require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or
(vii) result in the creation of any Encumbrance on the assets or properties of Pacific or any Subsidiary, excluding from the foregoing clauses (ii),
(iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a Pacific Material Adverse Effect on the business of Pacific or on the ability of Pacific to consummate the transactions contemplated hereby, and the following: (a) the filing of the Merger Certificate with the Secretary of State of Delaware (b) filings with various state blue sky authorities, (c) the filing with Nasdaq of an application for listing of the shares of Pacific Common Stock to be issued in the Merger and (d) the filing with the SEC of a regitration statement on Form S-4 to register the shares of Pacific Common Stock to be issued in the Merger.

       3.13 ACTIONS AND PROCEEDINGS. Except as set forth on the PACIFIC DISCLOSURE SCHEDULE, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Pacific, any of the Subsidiaries or any of their securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of Pacific, threatened against or involving Pacific any of the Subsidiaries, or any of their securities, assets or properties.

       3.14 CONTRACTS AND OTHER AGREEMENTS. Section 3.14 of the PACIFIC DISCLOSURE SCHEDULE sets forth a correct and complete list all of the following currently effective contracts:

                            (i)    written contracts and other agreements
with or for the benefit of any current or former officer, director, stockholder or employee of Pacific or any Subsidiary or any Subsidiary involving more than $5,000, (provided in the case of a loan by Pacific or any Subsidiary to any such person, the PACIFIC DISCLOSURE SCHEDULE shall list all such loan arrangements, whether or not in writing, involving at least $1,000) and contracts and other agreements for the payment of fees or other consideration to any entity in which Pacific or any Subsidiary has an interest;

                            (ii)   contracts and other agreements with any
labor union or association representing any employee of Pacific or any Subsidiary or otherwise providing for any form of collective bargaining;

                            (iii)  contracts and other agreements for the
purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate Pacific or any Subsidiary to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                            (iv)   contracts and other agreements for the
sale of any of the assets or properties of Pacific or any Subsidiary other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

                            (v)    partnership or joint venture agreements;

                            (vi)   contracts with agents or foreign
representatives regarding the sales or marketing of the services or products of Pacific or any Subsidiary;

                            (vii)  contracts or other agreements under which
Pacific or any Subsidiary agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

                            (viii) contracts, options, outstanding purchase
orders and other agreements for the purchase of any material asset, tangible or intangible;

                            (ix)   contracts and other agreements with
customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

                            (x)    contracts and other agreements containing
obligations or liabilities of any kind to holders of the securities of Pacific or of any Subsidiary as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating Pacific or any Subsidiary to issue or repurchase any securities;

                            (xi)   contracts and other agreements containing
covenants of Pacific or any Subsidiary not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with Pacific or any Subsidiary in any line of business;

                            (xii)  contracts and other agreements relating to
the acquisition by Pacific or any Subsidiary of any operating business or the capital stock of any other person or entity;

                            (xiii) contracts and other agreements requiring
the payment to any party of a brokerage or sales commission or a finder's or referral fee;

                            (xiv)  contracts, indentures, mortgages,
promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability;

                            (xv)   any agreement or series of related
agreements requiring aggregate payments by or to Pacific or any Subsidiary of more than $5,000;

                            (xvi)  contracts under which Pacific or any
Subsidiary will acquire or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

                            (xvii) any other material contract or other
agreement whether or not made in the ordinary course of business.

       There have been delivered or made available to Procept true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 3.14 of the PACIFIC DISCLOSURE SCHEDULE. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon Pacific or a Subsidiary (as the case may be), and to the best knowledge of Pacific, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have a Pacific Material Adverse Effect, none of Pacific or any Subsidiary is not in default under any of such scheduled contracts, nor, to the best knowledge of Pacific, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

       3.15 REAL PROPERTY; LEASES. None of Pacific or any Subsidiary does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property except as set forth in Section 3.15 of the PACIFIC DISCLOSURE SCHEDULE. Section 3.15 of the PACIFIC DISCLOSURE SCHEDULE sets forth a correct and complete list of all leases of real property to which Pacific is a party (collectively, the "LEASES"). True and complete copies of the leases and all amendments, modifications and supplemental agreements thereto have been delivered by Pacific to Procept. The Leases are in full force and effect and to the best knowledge of Pacific, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of Pacific no party to any Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice would constitute, a breach or default thereunder other than defaults which would not, either singly or in the aggregate, have a Pacific Material Adverse Effect.

       3.16 TANGIBLE PROPERTY. Each of Pacific and the Subsidiaries has good and marketable title to, free and clear of all Encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of Pacific or such Subsidiary ("TANGIBLE PROPERTY"). All such Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and to the best knowledge of Pacific, none of Pacific or such Subsidiary has received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

       3.17   INTELLECTUAL PROPERTY.

              (a) To the knowledge of Pacific, each of Pacific and the Subsidiaries owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes to the extent material to the conduct of its business as now conducted (collectively, the "PROPRIETARY RIGHTS"). Pacific has previously delivered to Procept a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "PACIFIC REGISTERED RIGHTS"). All of the Pacific Registered Rights owned by Pacific or any Subsidiary, and to the best knowledge of Pacific, all Pacific Registered Rights licensed to Pacific or any Subsidiary have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 3.17 of the PACIFIC DISCLOSURE SCHEDULE, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

              (b) To the best knowledge of Pacific, the businesses of Pacific and the Subsidiaries as currently conducted does not infringe upon the proprietary rights of others, nor has Pacific or any Subsidiary received any notice or claim from any third party of such infringement by Pacific or any Subsidiary . Pacific is not aware of any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the Proprietary Rights of Pacific. To the best knowledge of Pacific, none of the activities of the employees of Pacific or any Subsidiary on behalf of Pacific or such Subsidiary violates any agreements or arrangements that any such employees have with former employers.

       3.18 TITLE TO ASSETS; LIENS. Each of Pacific and the Subsidiaries owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the Pacific Interim Balance Sheet, free and clear of any Encumbrance, except for (i) assets and properties disposed of in the ordinary course of business, (ii) Encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings, or (iv) Encumbrances reflected on the Pacific Interim Balance Sheet.

       3.19 EMPLOYEE BENEFIT PLANS. Section 3.19 of the PACIFIC DISCLOSURE SCHEDULE sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which Pacific is the "PLAN SPONSOR" within the meaning of Section 3(16)(B) of ERISA, or in which Pacific or any Subsidiary participates (the "PLANS"). None of Pacific or any Subsidiary has never maintained or contributed to any "MULTIEMPLOYER PLAN" as defined in Section 4001(a)(3) of ERISA, and none of Pacific or any Subsidiary has incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan which is intended to be qualified under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the Internal Revenue Service. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all applicable statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code. To the knowledge of Pacific, nothing has been done or omitted to be done with respect to any Plan which is intended to comply with
Section 401(a) of the Code that would adversely affect the qualified status of such Plan or result in any material liability on the part of Pacific including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than an operational violation that could be corrected through the Internal Revenue Service's Administrative Policy Regarding Self-Correction). All material reports, returns, notices and documents required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed. No "REPORTABLE EVENT" as defined at
Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Plan subject to Title IV of ERISA, and no event has occurred requiring notices to be provided under Section 4063(a) of ERISA. Except as set forth on the PACIFIC DISCLOSURE SCHEDULE, all contributions required by law or the terms of any Plan have been made. With respect to all Plans subject to Title IV of ERISA, such Plans have no unfunded benefit liabilities and all premium payments to the Pension Benefit Guaranty Corporation with respect to such Plans have been made. Except as set forth on the PACIFIC DISCLOSURE SCHEDULE, all contributions to such Plans subject to Section 412 of the Code required to be made under the minimum funding requirements of Section 412 of the Code have been made or accrued. Except as set forth on the PACIFIC DISCLOSURE SCHEDULE, all claims for welfare benefits incurred by employees of Pacific or any Subsidiary on or before the Closing are or will be fully covered by third-party insurance policies or programs. None of the Plans is a defined benefit pension plan that is subject to Title IV of ERISA, nor has Pacific ever maintained such a plan. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Plan providing group health expense reimbursements benefits after termination of employment. Complete copies of the following documents with respect to each Plan (as applicable) have been delivered to Procept: (i) each relevant Plan document and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and
(v) the most recent summary plan description and each summary of material modification thereto. For purposes of this

Section 3.19, references to Pacific include Pacific and its ERISA Affiliates. An "ERISA Affiliate" of Pacific means any trade or business (whether or not incorporated) that together with Pacific would have been deemed a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(m) of the Code at any time within the five-year period ending on the Closing Date.

       3.20 EMPLOYEE RELATIONS. Pacific has approximately six full-time equivalent employees and generally enjoys good employer-employee relations. The number of employees of each Subsidiary is set forth on the PACIFIC DISCLOSURE SCHEDULE. None of Pacific's or any Subsidiary's employees are represented by any labor union. None of Pacific or any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither Procept nor Pacific will by reason of the Merger or anything done prior to the Closing be liable to any Pacific employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Pacific's normal policies) in the event any such employees are terminated. Correct and complete information as to all current directors, officers, employees or consultants of Pacific and the Subsidiaries including, in each case, name, current job title and annual rate of compensation has been provided by Pacific to Procept.

       3.21   RELATIONSHIPS WITH AFFILIATES.  Except as set forth in Section
3.21 of the PACIFIC DISCLOSURE SCHEDULE, to the best knowledge of Pacific, no officer or director of Pacific or any Subsidiary has directly or indirectly any interest in, (i) any property or assets of Pacific or any Subsidiary (except as a stockholder of Pacific), (ii) any competitor or customer of Pacific or any Subsidiary, (iii) any supplier or lender to Pacific or any Subsidiary, or (iv) any party to any material contract or agreement with Pacific or any Subsidiary.

       3.22 INSURANCE. Section 3.22 of the PACIFIC DISCLOSURE SCHEDULE sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Pacific and the Subsidiaries specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Pacific and the Subsidiaries, are in conformity with the requirements of all leases or other agreements to which Pacific and the Subsidiaries are parties and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and none of Pacific or any Subsidiary is in default with respect to any provision contained in any such policy or binder nor has Pacific failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. None of Pacific or any Subsidiary has received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by Pacific to Procept.

       3.23 BROKERAGE. Other than the brokerage fee disclosed on the PACIFIC DISCLOSURE SCHEDULE, no broker, finder, agent or similar intermediary has acted on behalf of Pacific in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by Pacific.

       3.24 HAZARDOUS MATERIALS. None of Pacific or any Subsidiary has generated, used or handled any Hazardous Materials (as defined below), nor has Pacific treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by Pacific or any Subsidiary or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the knowledge of Pacific, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by Pacific or any Subsidiary at any time or at any site in which Pacific or any Subsidiary presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. None of Pacific or any Subsidiary presently operates or leases nor have any of them operated or leased any site on which, underground storage tanks are or were located and which tanks are the responsibility of Pacific or such Subsidiary to operate. To the knowledge of Pacific, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by Pacific or any Subsidiary or in which Pacific or any Subsidiary holds any mortgage, lien, or similar interest. For purposes of this Section 3.24, "HAZARDOUS MATERIALS" shall mean and include any "HAZARDOUS WASTE" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. 6901, or regulations adopted pursuant to said Act, and also any "HAZARDOUS SUBSTANCES" or "HAZARDOUS MATERIALS" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, but excludes ordinary and customary materials in quantities reasonably required to be used by Pacific or any Subsidiary in the ordinary course of such company's business.

       3.25 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of Pacific in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of Pacific made in this Agreement or in any Exhibit or the PACIFIC DISCLOSURE SCHEDULE hereto or in any document, statement or certificate furnished to Procept pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

           SECTION 4 - REPRESENTATIONS AND WARRANTIES OF PROCEPT

       Except as set forth on the disclosure schedule (the "PROCEPT DISCLOSURE SCHEDULE") delivered to Procept on the date hereof, (regardless of whether the PROCEPT DISCLOSURE SCHEDULE is referenced in any particular subsection of this Section 4), the subsection numbers of which are numbered to correspond to the subsection numbers of this Agreement to which they refer (provided that disclosure thereon under any subsection number shall be disclosure for any section hereof), Procept represents and warrants to Procept as set forth below:

       4.1 ORGANIZATION AND QUALIFICATION. Procept is a corporation duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted. Procept is qualified or is otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which the failure to so qualify would have a material adverse effect on the business or financial condition of Procept (other than changes that are the effect of economic factors affecting the economy or the pharmaceutical industry as a whole) (a "Procept Material Adverse Effect"), all of which jurisdictions are identified in Section 4.1 of the PROCEPT DISCLOSURE SCHEDULE.

       4.2    CAPITALIZATION.

              4.2.1 OUTSTANDING CAPITAL STOCK. Procept's authorized capital stock consists of 30,000,000 shares of Common Stock, $.01 par value per share, of which 3,001,832 shares are issued and outstanding as of November 6, 1998, and 1,000,000 shares of Preferred Stock, $.01 par value per share, none of which shares are issued and outstanding. Except as disclosed in Procept's proxy statement for its annual meeting of stockholders held on May 18, 1998, Procept is not aware of any record or beneficial holder of more than five percent (5%) of the outstanding shares of Procept Stock. The outstanding shares of Procept Stock are duly authorized, validly issued, fully paid, and nonassessable and have been issued in compliance with all charter documents of Procept and all applicable federal and state laws. Except as set forth in this Section 4.2.1, no other capital stock of Procept is authorized or outstanding.

              4.2.2 OPTIONS OR OTHER RIGHTS. Except as set forth in the PROCEPT DISCLOSURE SCHEDULE, (i) no subscription, warrant, option, preemptive right, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock or other security of Procept issued by Procept is authorized or outstanding, (ii) there is no commitment or offer by Procept to issue or provide any such subscription, warrant, option, preemptive right, convertible security or other right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of Procept, (iii) Procept has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof, (iv) there are no restrictions on the transfer of Procept's capital stock other than those arising from securities laws, and (v) there are no voting trusts, proxies or other agreements, instruments or understandings with respect to outstanding shares of Procept's capital stock to which Procept is a party.

       4.3 AUTHORITY TO EXECUTE AND PERFORM AGREEMENTS. Subject to the requirement to obtain approval of its stockholders to consummate the Merger under the DGCL, Procept has the requisite corporate power and authority to execute and deliver this Agreement and each agreement, document and instrument contemplated by this Agreement to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform fully its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Procept. This Agreement and each agreement, document and instrument to which it is a party executed and delivered pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of Procept, enforceable in accordance with their terms.

       4.4 SUBSIDIARIES AND OTHER AFFILIATES. Except as set forth on the PROCEPT DISCLOSURE SCHEDULE Procept does not have any subsidiary or directly or indirectly own or have any investment in any of the capital stock of, or any other interest in, any other person or entity.

       4.5 CHARTER AND BY-LAWS; BOOKS AND RECORDS. Procept has heretofore delivered or made available to Procept true and complete copies of its Certificate of Incorporation (certified by the Secretary of State or comparable authority of its jurisdiction of incorporation) and By-laws as in effect on the date hereof, and corporate minute books. Procept is not in default in the performance, observation or fulfillment of either its charter or By-laws. The minute books of Procept contain true and complete records of all meetings and consents in lieu of meetings of the Board of Directors and of the stockholders of Procept prior to the date hereof, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings. The stock books of Procept are true, complete and correct. The general ledgers and books of account of Procept to which Procept and its representatives have been given access are correct and complete in all material respects and have been maintained in accordance with good business practice.

       4.6    SEC REPORTS.  Procept has previously delivered to Procept its
(i) Annual Report on Form 10-K/A for the year ended December 31, 1997 (the "Procept 10-K"), as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statement relating to Procept's annual meeting of stockholders held on May 18, 1998 and (iii) all other reports filed by Procept with the SEC under the Exchange, since January 1, 1998. As of their respective dates, such reports complied in all material respects with applicable SEC requirements and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Procept has timely filed with the SEC all reports required to be filed under Sections 13, 14 or 15(d) of the Exchange Act since becoming registered under the Exchange Act.

       4.7 FINANCIAL STATEMENTS. The consolidated financial statements contained in the Procept 10-K and in Procept's quarterly report on Form 10-Q for the quarter ended September 30, 1998 (the "PROCEPT 10-Q") have been prepared from, and are in accordance with, the books and records of Procept and fairly present the consolidated financial condition, results of operations and cash flows of Procept as of the dates and for the periods presented therein, all in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise indicated therein and subject (in the case of the unaudited financial statements included in the Procept 10-Q) to normal year-end and audit adjustments and footnote disclosures, which in the aggregate are not material.

       4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth in the PROCEPT DISCLOSURE SCHEDULE at December 31, 1997, Procept had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others or liabilities for taxes due or then accrued or to become due), required to be reflected or disclosed in the balance sheet dated December 31, 1997

(or the notes thereto) included in the Procept 10-K (the "PROCEPT BALANCE SHEET") that were not adequately reflected or reserved against on such balance sheet. Except as set forth in the PROCEPT DISCLOSURE SCHEDULE, Procept has no such liabilities, except as and to the extent (i) adequately reflected and reserved against in the Procept Balance Sheet, (ii) adequately reflected and reserved against in the Procept unaudited balance sheet dated September 30, 1998 included in the Procept 10-Q (the "PROCEPT INTERIM BALANCE SHEET"), or (iii) incurred since December 31, 1997 in the ordinary course of business and not material in amount, either individually or in the aggregate.

       4.9 NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, except as set forth in the PROCEPT DISCLOSURE SCHEDULE, there has not been:

                            (i)    any material adverse change in the assets,
liabilities, condition (financial or otherwise), results of operation, business or prospects of Procept or any occurrence or circumstance which reasonably could be expected to result in such a material adverse change;

                            (ii)   any material change in the method of
operating the business of Procept, in the manner of keeping the books, accounts or records of Procept, or in any accounting method or practice of Procept;

                            (iii)  any sale, lease, mortgage, pledge,
encumber, abandonment or disposition of, or agreement to sell, lease, mortgage, pledge, encumber, abandon or dispose of, any material assets or properties of Procept, other than in the usual and ordinary course of business;

                            (iv)   any material transaction, commitment,
contract or agreement entered into by Procept, or any relinquishment or abandonment by Procept of any material contract or right, or any modification, waiver, amendment, release, recision, or termination of any material term, condition or provision of any contract pertaining to Procept (other than any satisfaction by performance in accordance with the terms thereof), other than in the usual and ordinary course of business;

                            (v)    any adverse relationships or conditions
with employees, suppliers, lenders, customers or governmental agencies that could reasonably be anticipated to have a Pacific Material Adverse Effect on Procept or its business;

                            (vi)   any acquisition by Procept (other than
property or interests therein acquired in the ordinary course of its lending business) of all or any part of the assets, properties, capital stock or business of any other person or entity;

                            (vii)  any redemption or other acquisition by
Procept of any of its capital stock or any declaration, setting aside or payment of any dividend or distribution of any kind with respect to shares of its capital stock;

                            (viii) any loan or advance by Procept to any
stockholder, officers, director or consultant, or any other loan or advance other than in the ordinary course of business; or

                            (ix)   except as set forth in the PROCEPT
DISCLOSURE SCHEDULE, any new employment or consulting agreement, any increase in compensation, bonus or other benefits payable or to become payable by Procept to any director, officer or employee, other than regularly scheduled increases consistent with past practice in the ordinary course of business, or any new grant of severance or termination rights, or increase in rights or benefits payable under existing severance or termination policies or agreements, to any director, officer or employee of Procept.

       4.10   TAX MATTERS.

              (a) DEFINITION OF TAXES. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of a tax including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

              (b) TAX RETURNS AND AUDITS. Except as set forth in the Procept Disclosure Schedule:

                            (i)    Procept has prepared and filed all
required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed relating to any and all Taxes concerning or attributable to Procept or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law or, with respect to any Taxes payable, an adequate reserve has been established on the Procept Interim Balance Sheet.

                            (ii)   Procept: (A) has paid or accrued all Taxes
set forth on its Returns, and (B) has withheld and paid (or will pay at the time required) with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                            (iii)  Procept is not delinquent in any material
respect in the payment of any Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Procept, nor has Procept executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                            (iv)   Other than the audits set forth in the
Procept Disclosure Schedule, no audit or other examination of any Return of Procept is currently in progress, nor has Procept been notified of any request for such an audit or other examination.

                            (v)    Procept did not have, as of September 30,
1998, any liabilities, whether asserted or unasserted, contingent or otherwise, for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved against in accordance with GAAP on the Procept Interim Balance Sheet, and Procept has not incurred any such liabilities since such date except in the ordinary course of business and consistent with past practices.

                            (vi)   There are (and as of immediately following
the Effective Date there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") of a material nature on the assets of Procept relating to or attributable to Taxes, except for Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings.

                            (vii)  Procept has not received written or oral
notice of any claim relating or attributable to Taxes that, if adversely determined, would result in any Lien on the assets of Procept.

                            (viii) None of Procept's assets are treated as
"tax-exempt use property" within the meaning of Section 168(h) of the Code.

                            (ix)   As of the Effective Time, there will not
be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Procept that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or the limitations in Sections 162 of the Code.

                            (x)    Procept has not filed any consent
agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Procept.

                            (xi)   Procept is not a party to a tax sharing or
allocation agreement nor does Procept owe any amount under any such agreement.

                            (xii)  Procept is not nor has been at any time
during the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" within the meaning of
Section 897(c)(2) of the Code.

                            (xiii) Procept has agreed to, or is required to,
make any adjustments under Section 481(c) of the Code by reason of a change in accounting method or otherwise.

       4.11   COMPLIANCE WITH LAWS.

              4.11.1 Procept is not in violation in any material respect of any order, judgment, injunction, award or decree, or any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, and is in compliance in all material respects with all of the foregoing that are applicable to it, its business or its assets. Procept has not received notice of, and there has not been any citation, fine or penalty imposed or asserted against any of them for, any such violation or alleged violation that has not been favorably and fully resolved.

              4.11.2 Procept holds all licenses, permits, certificates, franchises, orders or approvals of any federal, state, local or foreign governmental or regulatory body, that are material to the conduct of Procept's business and the uses of its assets (collectively, "PERMITS") necessary to operate its business as presently conducted. The PROCEPT DISCLOSURE SCHEDULE contains a true and complete list of all such permits as of the date hereof. Such Permits are in full force and effect and the validity and effectiveness of such Permits will not be affected by the transactions contemplated hereby.
 No violations are or have been recorded with any governmental or regulatory body in respect of any Permit, no proceeding is pending or, to the best knowledge of Procept, threatened to revoke or limit any Permit, and Procept knows of no grounds for any such revocation or limitation.

       4.12 CONSENTS; NO BREACH. All consents, permits, authorizations and approvals from any person or entity that are required pursuant to applicable law, or agreement or otherwise in connection with the execution, delivery and performance of this Agreement by Procept are set forth in Section 4.12 of the PROCEPT DISCLOSURE SCHEDULE, other than those which the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time. Subject to any prior approval requirements set forth in Section 4.12 of the PROCEPT DISCLOSURE SCHEDULE, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-laws of Procept; (ii) violate, conflict with or result in the breach of any of the terms or conditions of, result in a material modification of, or otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any material instrument, contract or other agreement to which Procept is a party or to which Procept or any of its assets or properties is bound or subject;
(iii) violate any statute, law or regulation of any jurisdiction (which violation would affect the validity of the transaction contemplated hereby or otherwise would materially adversely affect the business of the Surviving Corporation after the Effective Time) or any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body applicable to or binding upon Procept or its securities, properties, assets or business; (iv) violate any material Permit; (v) except with respect to change of control provisions in customer contracts, require any filing with, notice to, or approval or consent of any foreign, federal, state, local or other governmental or regulatory body or any other person or entity; (vi) give rise to any obligation to make any material payment; or (vii) result in the creation of any Encumbrance on the assets or properties of Procept, excluding from the foregoing clauses (ii), (iii), (iv) and (v) any exceptions to the foregoing that, in the aggregate, would not have a Pacific Material Adverse Effect on the business of Procept or on the ability of Procept to consummate the transactions contemplated hereby, and the following: (a) the filing of the Merger Certificate with the Secretary of State of Delaware (b) filings with various state blue sky authorities, (c) the filing with Nasdaq of an application for listing of the shares of Procept Common Stock to be issued in the Merger and (d) the filing with the SEC of a registration statement on Form S-4 to register the shares of Procept Common Stock to be issued in the Merger.

       4.13 ACTIONS AND PROCEEDINGS. Except as set forth on the PROCEPT DISCLOSURE SCHEDULE, there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Procept or any of its securities, assets, or properties. There are no actions, suits or claims or legal, judicial, administrative or arbitral proceedings or investigations (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) pending or, to the best knowledge of Procept, threatened against or involving Procept or any of its securities, assets or properties.

       4.14 CONTRACTS AND OTHER AGREEMENTS. Section 4.14 of the PROCEPT DISCLOSURE SCHEDULE sets forth a correct and complete list all of the following currently effective contracts:

                            (i)    written contracts and other agreements
with or for the benefit of any current or former officer, director, stockholder or employee of Procept involving more than $5,000, (provided in the case of a loan by Procept to any such person, the PROCEPT DISCLOSURE SCHEDULE shall list all such loan arrangements, whether or not in writing, involving at least $1,000) and contracts and other agreements for the payment of fees or other consideration to any entity in which Procept has an interest;

                            (ii)   contracts and other agreements with any
labor union or association representing any employee of Procept or otherwise providing for any form of collective bargaining;

                            (iii)  contracts and other agreements for the
purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate Procept to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

                            (iv)   contracts and other agreements for the
sale of any of the assets or properties of Procept other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;

                            (v)    partnership or joint venture agreements;

                            (vi)   contracts with agents or foreign
representatives regarding the sales or marketing of Procept's services or products;

                            (vii)  contracts or other agreements under which
Procept agrees to act as surety or guarantor for or to indemnify any party (other than required indemnification provisions in customer contracts) or to share the tax liability of any party;

                            (viii) contracts, options, outstanding purchase
orders and other agreements for the purchase of any material asset, tangible or intangible;

                            (ix)   contracts and other agreements with
customers, suppliers or other parties for the sharing of fees, the rebating of charges or other similar arrangements other than such contracts entered into in the normal course of business;

                            (x)    contracts and other agreements containing
obligations or liabilities of any kind to holders of the securities of Procept as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws) and contracts obligating Procept to issue or repurchase any Procept securities;

                            (xi)   contracts and other agreements containing
covenants of Procept not to compete in any line of business or with any person or entity or covenants of any other person or entity not to compete with Procept in any line of business;

                            (xii)  contracts and other agreements relating to
the acquisition by Procept of any operating business or the capital stock of any other person or entity;

                            (xiii) contracts and other agreements requiring
the payment to any party of a brokerage or sales commission or a finder's or referral fee;

                            (xiv)  contracts, indentures, mortgages,
promissory notes, debentures loan agreements, guaranties, security agreements, pledge agreements, and other agreements and instruments relating to the borrowing or lending of money or securing any such liability;

                            (xv)   any agreement or series of related
agreements requiring aggregate payments by or to Procept of more than $5,000;

                            (xvi)  contracts under which Procept will acquire
or has acquired ownership of, or license to, intangible property, including software other than commercially available end-user licenses; and

                            (xvii) any other material contract or other
agreement whether or not made in the ordinary course of business.

       There have been delivered or made available to Pacific true and complete copies of all of the contracts and other agreements (and all amendments, waivers or other modifications thereto) set forth in Section 4.14 of the PROCEPT DISCLOSURE SCHEDULE. All of such contracts and other agreements are valid, subsisting, in full force and effect, binding upon Procept, and to the best knowledge of Procept, binding upon the other parties thereto in accordance with their terms. Other than defaults which would not, either singly or in the aggregate, have a Procept Material Adverse Effect, Procept is not in default under any of such scheduled contracts, nor, to the best knowledge of Procept, is any other party to any such contract or other agreement in default thereunder, nor does any condition exist that constitutes or with notice or lapse of time or both would constitute a default thereunder.

       4.15 REAL PROPERTY; LEASES. Procept does not own any real property or any buildings or other structures and does not have any options or any contractual obligations to purchase or acquire any interest in real property except as set forth in Section 4.15 of the PROCEPT DISCLOSURE SCHEDULE.
Section 4.15 of the PROCEPT DISCLOSURE SCHEDULE sets forth a correct and complete list of all leases of real property to which Procept is a party (collectively, the "LEASES"). True and complete copies of the leases and all amendments, modifications and supplemental agreements thereto have been delivered by Procept to Procept. The Leases are in full force and effect and to the best knowledge of Procept, are binding and enforceable against each of the parties thereto in accordance with their respective terms. To the best knowledge of Procept no party to any Lease has given notice to any other party thereto claiming the existence or occurrence of a breach or default thereunder and there has not occurred any event or circumstances which constitutes, or with the passage of time or the giving of notice would constitute, a breach or default thereunder other than defaults which would not, either singly or in the aggregate, have a Procept Material Adverse Effect.

       4.16 TANGIBLE PROPERTY. Procept has good and marketable title to, free and clear of all Encumbrances, or otherwise has the unrestricted right to use, each item of equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other tangible property material to the business of Procept ("TANGIBLE PROPERTY"). All such Tangible Property is in good and sufficient operating condition and repair, ordinary wear and tear excepted, and to the best knowledge of Procept, Procept has not received notice that any of its Tangible Property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

       4.17   INTELLECTUAL PROPERTY.

              (a) To the knowledge of Procept, Procept owns, or is licensed to use, or otherwise has the right to use all patents, trademarks, service marks, trade names, trade secrets, logos, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, trade secrets, know-how, computer software and processes to the extent material to the conduct of its business as now conducted (collectively, the "PROPRIETARY RIGHTS"). Procept has previously delivered to Procept a certified list of all such patents and registered copyrights and trademarks, and all applications therefor (the "PROCEPT REGISTERED RIGHTS"). All of the Procept Registered Rights owned by Procept, and to the best knowledge of Procept, all Procept Registered Rights licensed to Procept, have been registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified in Section 4.17 of the PROCEPT DISCLOSURE SCHEDULE, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and in each such other jurisdiction.

              (b) To the best knowledge of Procept, the business of Procept as currently conducted does not infringe upon the proprietary rights of others, nor has Procept received any notice or claim from any third party of such infringement by Procept. Procept is not aware of any material unlicensed infringement by any third party on, or any issued competing claim of right to use or own any of, the Proprietary Rights of Procept. To the best knowledge of Procept, none of the activities of the employees of Procept on behalf of Procept violates any agreements or arrangements that any such employees have with former employers.

       4.18 TITLE TO ASSETS; LIENS. Procept owns outright, leases or rents, and has good title to all of its material assets and properties, including, without limitation, all of the assets and properties reflected on the Procept Interim Balance Sheet, free and clear of any Encumbrance, except for (i) assets and properties disposed of in the ordinary course of business and as disclosed in the PROCEPT DISCLOSURE SCHEDULE, (ii) Encumbrances securing the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (iii) liens for taxes not yet due and payable or for taxes being contested in good faith by appropriate proceedings, or (iv) Encumbrances reflected on the Procept Interim Balance Sheet.

       4.19 EMPLOYEE BENEFIT PLANS. Section 4.19 of the PROCEPT DISCLOSURE SCHEDULE sets forth a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, insurance, disability, bonus, vacation pay, severance pay and similar plans, programs or arrangements, including without limitation all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") with respect to which Procept is the "PLAN SPONSOR" within the meaning of Section 3(16)(B) of ERISA, or in which Procept participates (the "PLANS"). Procept has never maintained or contributed to any "MULTIEMPLOYER PLAN" as defined in Section 4001(a)(3) of ERISA, and Procept has not incurred any material liability under Sections 4062, 4063 or 4201 of ERISA. Each Plan which is intended to be qualified under Section 401(a) or 501(c)(9) of the Internal Revenue Code of 1986, as amended (the "CODE"), has received a favorable determination letter from the Internal Revenue Service. Each Plan has been administered in all material respects in accordance with the terms of such Plan and the provisions of any and all applicable statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code. To the knowledge of Procept, nothing has been done or omitted to be done with respect to any Plan which is intended to comply with Section 401(a) of the Code that would adversely affect the qualified status of such Plan or result in any material liability on the part of Procept including, without limitation, under Title I of ERISA or Section 4975 of the Code (other than an operational violation that could be corrected through the Internal Revenue Service's Administrative Policy Regarding Self-Correction). All material reports, returns, notices and documents required to be filed with respect to all Plans, including without limitation annual reports on Form 5500, have been timely filed. No "REPORTABLE EVENT" as defined at Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Plan subject to Title IV of ERISA, and no event has occurred requiring notices to be provided under Section 4063(a) of ERISA. Except as set forth on the PROCEPT DISCLOSURE SCHEDULE, all contributions required by law or the terms of any Plan have been made. With respect to all Plans subject to Title IV of ERISA, such Plans have no unfunded benefit liabilities and all premium payments to the Pension Benefit Guaranty Corporation with respect to such Plans have been made. Except as set forth on the PROCEPT DISCLOSURE SCHEDULE, all contributions to such Plans subject to Section 412 of the Code required to be made under the minimum funding requirements of Section 412 of the Code have been made or accrued. Except as set forth on the PROCEPT DISCLOSURE SCHEDULE, all claims for welfare benefits incurred by employees of Procept on or before the Closing are or will be fully covered by third-party insurance policies or programs. None of the Plans is a defined benefit pension plan that is subject to Title IV of ERISA, nor has Procept ever maintained such a plan. Except for continuation of health coverage to the extent required under Section 4980B of the Code or as otherwise set forth in this Agreement, there are no obligations under any Plan providing group health expense reimbursements benefits after termination of employment. Complete copies of the following documents with respect to each Plan (as applicable) have been delivered to Procept: (i) each relevant Plan document and subsequent amendment thereto; (ii) each trust agreement, group annuity contract, insurance policy or contract; (iii) each Form 5500 series annual report with each required schedule and attachment for each of the three (3) most recent plan years; (iv) the most recent IRS determination letter; and (v) the most recent summary plan description and each summary of material modification thereto. For purposes of this Section 4.19, references to Procept include Procept and its ERISA Affiliates. An "ERISA Affiliate" of Procept means any trade or business (whether or not incorporated) that together with Procept would have been deemed a "single employer" within the meaning of Section

4001(b) of ERISA or Section 414(m) of the Code at any time within the five-year period ending on the Closing Date.

       4.20 EMPLOYEE RELATIONS. Procept has approximately ten full-time equivalent employees and generally enjoys good employer-employee relations. None of Procept's employees are represented by any labor union. Procept is not delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to the date hereof or amounts required to be reimbursed to such employees or consultants. Neither Pacific nor Procept will by reason of the Merger or anything done prior to the Closing be liable to any Procept employees for severance pay or any other payments (other than accrued salary, vacation or sick pay in accordance with Procept's normal policies) in the event any such employees are terminated. Correct and complete information as to all current directors, officers, employees or consultants of Procept including, in each case, name, current job title and annual rate of compensation has been provided by Procept to Pacific.

       4.21   RELATIONSHIPS WITH AFFILIATES.  Except as set forth in Section
4.21 of the PROCEPT DISCLOSURE SCHEDULE, to the knowledge of Procept, no officer or director of Procept has directly or indirectly any interest in,
(i) any property or assets of Procept (except as a stockholder of Procept),
(ii) any competitor or customer of Procept, (iii) any supplier or lender to Procept, or (iv) any party to any material contract or agreement with Procept.

       4.22 INSURANCE. Section 4.22 of the PROCEPT DISCLOSURE SCHEDULE sets forth a correct and complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, directors' and officers' and other insurance held by or on behalf of Procept specifying in each case the type and scope of coverage, the amount of coverage, the premium, the insurer, the expiration date and all claims made thereunder within the past three years. Such policies and binders are in full force and effect, are reasonably believed to be adequate for the businesses engaged in by Procept, are in conformity with the requirements of all leases or other agreements to which Procept is a party and are valid and enforceable in accordance with their terms. All premiums due under such policies and binders have been paid, and Procept is not in default with respect to any provision contained in any such policy or binder nor has Procept failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no outstanding unpaid claims under any such policy or binder. Procept has not received notice of cancellation or non-renewal of, or any material amendment to, or any material increase in deductibles or premiums under, any such policy or binder. Correct and complete copies of certificates of insurance with respect to all such policies and binders have been provided by Procept to Pacific.

       4.23 BROKERAGE. No broker, finder, agent or similar intermediary has acted on behalf of Procept in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with, or any action taken by Procept.

       4.24 HAZARDOUS MATERIALS. Procept has not generated, used or handled any Hazardous Materials (as defined below), nor has Procept treated, stored or disposed of any Hazardous Materials at any site owned or leased at any time by Procept or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility, except in compliance with all applicable laws. To the knowledge of Procept, no other person has generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or premises leased by Procept at any time or at any site in which Procept presently holds a mortgage or similar interest, nor has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises. Procept does not presently operate or lease nor has it operated or leased any site on which, underground storage tanks are or were located and which tanks are the responsibility of Procept to operate. To the knowledge of Procept, without investigation, no lien has been imposed by any governmental agency in connection with the presence of any Hazardous Materials on any property, facility, machinery, or equipment operated or leased by Procept or in which Procept holds any mortgage, lien, or similar interest. For purposes of this Section 2.24, "HAZARDOUS MATERIALS" shall mean and include any "HAZARDOUS WASTE" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. 6901, or regulations adopted pursuant to said Act, and also any "HAZARDOUS SUBSTANCES" or "HAZARDOUS MATERIALS" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, but excludes ordinary and customary materials in quantities reasonably required to be used by Procept in the ordinary course of Procept's business.

       4.25 FULL DISCLOSURE. All documents and other papers delivered by or on behalf of Procept in connection with this Agreement and the transactions contemplated hereby are true, complete and authentic. No representation, warranty or statement of Procept made in this Agreement or in any Exhibit or the PROCEPT DISCLOSURE SCHEDULE hereto or in any document, statement or certificate furnished to Procept pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in light of the circumstance under which they were made, not false or misleading.

                        SECTION 5 - COVENANTS AND AGREEMENTS

       The parties covenant and agree as follows:

       5.1 CONDUCT OF PACIFIC BUSINESS. Except with the prior written consent of Procept and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Pacific shall observe the following covenants:

              (a) AFFIRMATIVE COVENANTS PENDING CLOSING. Pacific and its Subsidiaries will:

                            (i)    PRESERVATION OF PERSONNEL.  Use all
reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

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

                            (ii)   INSURANCE.  Use all reasonable efforts to
keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                            (iii)  PRESERVATION OF THE BUSINESS; MAINTENANCE
OF PROPERTIES, CONTRACTS. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill, and maintain all physical properties in good operating condition;

                            (iv)   INTELLECTUAL PROPERTY RIGHTS.  Use all
reasonable efforts to preserve and protect Pacific's Proprietary Rights; and

                            (v)    ORDINARY COURSE OF BUSINESS.  Operate
their businesses diligently and solely in the ordinary course.

              (b) NEGATIVE COVENANTS PENDING CLOSING. Pacific and its Subsidiaries will not:

                            (i)    DISPOSITION OF ASSETS.  Sell or transfer,
or mortgage, pledge or create or permit to be created any encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or permitted under Section 3.18;

                            (ii)   LIABILITIES.  Without the consent of
Procept, (A) incur any obligation or liability other than in the ordinary course of their business (provided that Pacific may incur expenses in connection with this transaction of up to $100,000), (B) incur any indebtedness for borrowed money or enter into any contracts or commitments involving payments by Pacific or a Subsidiary of $5,000 or more, other than purchase orders or commitments for inventory materials and supplies in the ordinary course of business;

                            (iii)  COMPENSATION.  Without the consent of
Procept, (A) change the compensation or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of Pacific or any Subsidiary other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law;

                            (iv)   CAPITAL STOCK.  (A) Grant or accelerate
the exercisability of, any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock or (C) issue any shares of its capital stock, except upon the exercise of options outstanding on the date hereof or as contemplated by the PACIFIC DISCLOSURE SCHEDULE;

                            (v)    CHARTER AND BYLAWS.  Amend the Charter or
Bylaws of Pacific or any Subsidiary;

                            (vi)   ACQUISITIONS.  Make any material
acquisition of property other than in the ordinary course of Pacific's or the Subsidiaries' business; or

                            (vii)  MATERIAL AGREEMENTS.  Without the consent
of Procept, enter into or modify any material agreement with any other person or entity (other than agreements in the ordinary course of its business involving payments by Pacific of less than $5,000).

       5.2 CONDUCT OF PROCEPT BUSINESS. Except with the prior written consent of Pacific and except as otherwise contemplated herein, during the period from the date hereof to the Closing Date, Procept shall observe the following covenants:

              (a)    AFFIRMATIVE COVENANTS PENDING CLOSING.  Procept will:

                            (i)    PRESERVATION OF PERSONNEL.  Use all
reasonable efforts to preserve intact their business organizations and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

                            (ii)   INSURANCE.  Use all reasonable efforts to
keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

                            (iii)  PRESERVATION OF THE BUSINESS; MAINTENANCE
OF PROPERTIES, CONTRACTS. Use all reasonable efforts to preserve their businesses, advertise, promote and market their services, keep their properties intact, preserve their goodwill, and maintain all physical properties in good operating condition;

                            (iv)   INTELLECTUAL PROPERTY RIGHTS.  Use all
reasonable efforts to preserve and protect Procept's Proprietary Rights; and

                            (v)    ORDINARY COURSE OF BUSINESS.  Operate
their businesses diligently and solely in the ordinary course.

              (b)    NEGATIVE COVENANTS PENDING CLOSING.  Procept will not:

                            (i)    DISPOSITION OF ASSETS.  Sell or transfer,
or mortgage, pledge or create or permit to be created any Encumbrance on, any of their assets, other than sales or transfers in the ordinary course of business and liens existing under arrangements disclosed herein or of the type permitted under Section 4.18 and disclosed in the Procept 10-K;

                            (ii)   LIABILITIES.  Except as disclosed to
Pacific herein, incur any obligation or liability other than in the ordinary course of Procept's business;

                            (iii)  COMPENSATION.  (A) Change the compensation
or fringe benefits of any officer, director or employee, or (B) enter into or modify any Plan or any employment, severance or other agreement with any officer, director or employee of Procept other than changes required by law to maintain the tax-qualified status of any Plan or as otherwise required by law; or

                            (iv)   CHARTER AND BYLAWS.  Amend the Charter or
Bylaws of Procept.

                            (v)    ACQUISITIONS.  Make any material
acquisition of property other than in the ordinary course of Procept's business; or

                            (vi)   MATERIAL AGREEMENTS.  Without the consent
of Pacific, enter into or modify any material agreement with any other person or entity, other than in the ordinary course of its business.

       5.3 NASDAQ LISTING. Procept shall take such actions as may be necessary to cause the shares of Procept Common Stock to be issued hereunder to be approved for quotation on the Nasdaq Small-Cap Market.

       5.4    AGREEMENT NOT TO ENTERTAIN OTHER OFFERS.

              (a) In consideration of the efforts and expenses undertaken by both parties in pursuing the Merger and other valuable consideration, the receipt and adequacy of which are acknowledged, Procept and Pacific agree that until the Closing Date or until this Agreement is otherwise terminated pursuant to Section 9, neither Procept nor Pacific nor any of their authorized representatives shall:

                            (i)    directly or indirectly, solicit any
proposal relating to the acquisition by another party of all or any portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

                            (ii)   directly or indirectly, engage in any
discussions or negotiations with any other party regarding any such acquisition, or otherwise encourage or facilitate any efforts by any other party to engage in such an acquisition; or

                            (iii)  sell, transfer or dispose of all or any
portion of the capital stock of such company or substantially all of the assets of such company (whether by merger or otherwise);

PROVIDED, HOWEVER, that nothing in the foregoing shall restrict either company from engaging in discussions with potential collaborative partners, subject to such company disclosing to the other the identity of the party involved in such discussions and the general nature thereof; and PROVIDED FURTHER that, notwithstanding the foregoing, each such company and its authorized representatives may participate in discussions or negotiations with, provide information to, and consummate a transaction with, a third party which would otherwise be prohibited by this section, if (A) such discussions or negotiations had been commenced prior to the date hereof or if commenced after the date hereof, were not solicited by or on behalf of such company and (B) such discussions or negotiations were being continued or initiated after consultation with and based upon written advice of independent legal counsel which determined in good faith that such action is necessary for the Board of Directors of the involved company to comply with its fiduciary duties to its stockholders under applicable law.

              (b) In the event that either Pacific or Procept breaches its obligations under Section 5.4 or engages in discussions or negotiations with, provides information to, or consummates a transaction with a third party, which activity would have been a breach of Section 5.4 but for the second proviso of such section, then, unless the Merger subsequently occurs prior to June 30, 1999, on the earlier of (i) the consummation of any such transaction with a third party or (ii) June 30, 1999, such company shall pay the other a termination fee in the amount of $150,000, in immediately available funds to an account designated by the recipient party. The parties acknowledge and agree that the provisions for payment of such a termination fee are included herein in order to induce each party to enter into this Agreement and to reimburse the non-terminating party for incurring the costs and expenses related to the contemplated Merger. No more than one termination fee shall be paid by any party hereunder. The parties hereto agree that any termination fee that is paid or due hereunder shall be deemed to be liquidated damages designed to reasonably compensate the recipient party for the loss incurred by the terminating party's actions.

       5.5 CORPORATE EXAMINATIONS AND INVESTIGATIONS. Prior to the Effective Time, each of Procept and Pacific shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the other as Procept or Pacific, as the case may be, shall reasonably request in connection with such party's investigation of the other with respect to the transaction contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and the party being investigated shall cooperate fully therein. No investigation by a party shall diminish or obviate any of the representations, warranties, covenants or agreements of any other party contained in this Agreement, provided that any party having actual knowledge prior to the date hereof of an inaccuracy in a representation or warranty of another party must have given notice thereof to such other party prior to the date hereof to be entitled to make any recovery hereunder for breach of such representation or warranty. For the purposes of this Agreement, actual knowledge shall mean the conscious knowledge of the executive officers of a party who have given substantive attention to this transaction. In order that each of Procept and Pacific may have full opportunity to make such investigation, the party being investigated shall furnish the representatives of the other during such period with all such information and copies of such documents concerning the affairs of the party being investigated as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation.

       5.6 EXPENSES. Subject to Section 5.4, if the Merger is not consummated, each of Pacific and Procept shall bear its respective expenses incurred in connection with this Agreement and the transactions contemplated hereby. Pacific represents and warrants that its good faith estimate of the fees and expenses of its legal counsel, financial advisors and accountants to be incurred in connection with this transaction are as set forth on the PACIFIC DISCLOSURE SCHEDULE. If the Merger is consummated, the Surviving Corporation, as the successor to Pacific, shall be liable for all unpaid expenses of Pacific.

       5.7 AUTHORIZATION FROM OTHERS. Prior to the Closing Date, the parties shall use all reasonable efforts to obtain all authorizations, consents and permits required to permit the consummation of the transactions contemplated by this Agreement, including without limitation all consents required from third parties who have contractual relationships with Pacific.

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

       5.8 CONSUMMATION OF AGREEMENT. Each party shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or prior to the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

       5.9 FURTHER ASSURANCES. Each of the parties shall execute such documents, further instruments of transfer and assignment and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

       5.10 SECURITIES LAW MATTERS. Procept shall prepare and file with the SEC a Registration Statement on Form S-4 (or any other such form required by the SEC) (the "Registration Statement") covering the shares of Procept Common Stock comprising the Merger Consideration as soon as practicable following the date hereof and will use all reasonable efforts to have such Registration Statement filed within 45 days after the date hereof and declared and maintained effective, as soon as practicable following such filing. Pacific will cooperate with Procept in such preparation and, after such Registration Statement is effective, Procept and Pacific shall facilitate the distribution of the proxy statement and prospectus (the "Proxy Statement") contained in the Registration Statement to the stockholders of Procept and the stockholders of Pacific. Prior to the Effective Time, Procept shall use all reasonable efforts to qualify the shares of Procept Common Stock to be issued in the Merger under the securities or "blue sky" laws of every state necessary to offer and issue the Merger Consideration to the stockholders at the Closing, except any such state with respect to which counsel for Procept has determined that such qualification is not required under the securities or "blue sky" laws of such state, and except that in no event shall Procept be obligated to qualify as a foreign corporation or to execute a general consent to service of process in any state in which it has not previously so qualified or has not previously so consented.

       5.11 PACIFIC STOCKHOLDER MEETING. Pacific, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and by laws:

                            (i)    at a special meeting of stockholders of
Pacific and at any adjournment thereof, submit to the stockholders a proposal to consider and act on this Agreement to obtain such approval required under the DGCL for the consummation of the transactions contemplated hereby;

                            (ii)   subject to the duties of the Board of
Directors under applicable law as advised in writing by independent legal counsel, include in the Proxy Statement to be delivered to the stockholders of Pacific soliciting their approval of the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of the adoption of this Agreement; and

                            (iii)  use all reasonable efforts (A) to obtain and
furnish the information required to be included by it in the Proxy Statement,
(B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement, and (C) to obtain the necessary approvals by its stockholders of the transactions contemplated hereby.

       5.12 PROCEPT STOCKHOLDER MEETING. Procept, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and bylaws:

                            (i)    at a special meeting of stockholders of
Procept and at any adjournment thereof, submit to the stockholders a proposal to consider and act on this Agreement to obtain such approval required pursuant to the Nasdaq Market Rules;

                            (ii)   subject to the duties of the Board of
Directors under applicable law as advised in writing by independent legal counsel, include in the Proxy Statement to be delivered to the stockholders of Procept soliciting their approval of this Agreement and the transactions contemplated hereby the recommendation of its Board of Directors that the stockholders vote in favor of such transactions; and

                            (iii)  use all reasonable efforts (A) to obtain and
furnish the information required to be included by it in the Proxy Statement,
(B) to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the effectiveness of the Registration Statement, and (C) to obtain the necessary approvals by its stockholders of this Agreement, the Merger and the transactions contemplated hereby.

       5.13 PUBLIC ANNOUNCEMENTS AND CONFIDENTIALITY. Any press release or other information to the press or any third party with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of Procept and Pacific, which approval shall not be unreasonably withheld, provided that a party shall not be prevented from making such disclosure as it shall be advised by counsel is required by law. Pacific shall also keep confidential and shall not use in any manner any information or documents obtained from Procept or its representatives concerning Procept's assets, properties, business and operations, unless readily ascertainable from public information, already known or subsequently developed by Pacific independently, received from a third party not under an obligation to keep such information confidential or otherwise required by law. If this Agreement terminates prior to the Closing, Procept shall also keep confidential and shall not use in any manner any information or documents obtained from Pacific or their representatives unless readily ascertainable from public information, already known or subsequently developed by Procept independently, received from a third party not under an obligation to
keep such information confidential or otherwise required by law.   If this
Agreement terminates prior to the Closing all copies of any documents obtained from another party or its representatives will be returned, except that one copy thereof may be retained by counsel to the party returning such documents in order to evidence compliance hereunder. The obligations set forth in the previous three sentences of this Section 4.14 shall survive termination of this Agreement.

       5.14 AFFILIATE LETTERS. Prior to the Closing Date, Pacific shall identify to Procept all persons who, at the time of the vote of Pacific's stockholders on the Merger, Pacific believes may be "affiliates" of Pacific within the meaning of Rule 145 under the Securities Act. Pacific shall use all reasonable efforts to provide Procept with such information as Procept shall reasonably request for purposes of making its own determination of persons who may be deemed

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


to be affiliates of Pacific. Pacific shall use all reasonable efforts to deliver to Procept prior to the Closing Date a letter from each of the affiliates specified by Procept in substantially the form exchanged by the parties (an "Affiliate Letter") and each stockholder who is identified as an affiliate by Pacific and Procept has delivered, or agrees to deliver to Procept prior to the Closing Date, an Affiliate Letter. To the extent any stockholder is so identified as an affiliate, such stockholder agrees to deliver an Affiliate Letter at or prior to the Closing Date.

       5.15 PROCEPT SEC FILINGS. Until the Closing Date, Procept shall furnish Pacific with a copy of each periodic or current report filed by Procept under the Exchange Act promptly after filing the same. All filings made by Procept after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

       5.16 PACIFIC SEC FILINGS. Until the Closing Date, Pacific shall furnish Procept with a copy of each periodic or current report filed by Pacific under the Exchange Act promptly after filing the same. All filings made by Pacific after the date hereof pursuant to the Exchange Act will be made in a timely fashion, will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

       5.17 FAIRNESS OPINIONS. Each of Procept and Pacific shall use all reasonable efforts to obtain a fairness opinion from the independent financial advisers named in Sections 6.5 and 6.6 addressed to such company's Board of Directors stating that the Merger is fair from a financial point of view to such company and its stockholders.

       5.18   STOCK OPTIONS AND WARRANTS.

              (a) At the Effective Time, Procept will assume the obligations of Pacific under the outstanding options to purchase Pacific Common Stock (the "Pacific Stock Option") set forth on the PACIFIC DISCLOSURE SCHEDULE pursuant to
Section 3 whether vested or unvested, as contemplated by the agreements representing the Pacific Stock Options. Each such Pacific Stock Option shall be deemed to constitute an option granted under Procept's 1998 Equity Incentive Plan, which amended and restated its 1989 Stock Plan (the "Procept Plan") to acquire, on the same terms and conditions as were applicable under such Pacific Stock Option prior to the Effective Time to the extent not in violation of the Procept Plan that number of whole shares of Procept Common Stock equal to the product of the number of shares of Pacific Common Stock covered by such Pacific Stock Option immediately prior to the Effective Time multiplied by the Conversion Factor (the "New Options"), provided that following such assumption and adjustment, (A) all references in the New Options to Pacific shall (unless the context otherwise requires) be deemed to be references to Procept and (B) the exercise price per share of shares of Procept Common Stock under each New Option shall be equal to the exercise price per share of

Pacific Common Stock under such Pacific Stock Option immediately prior to the Effective Time divided by the Conversion Factor (rounded down to the nearest cent).

       As soon as practicable after the Effective Time, Procept shall deliver to each holder of an outstanding Pacific Stock Option an appropriate notice setting forth such holder's rights pursuant to the New Options, and such New Option shall continue in effect on the same terms and conditions (including antidilution provisions) of the Pacific Stock Options, except to the extent in violation of the Procept Plan.

       Procept shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Procept Common Stock under the Procept Plan for delivery pursuant to the terms set forth in this Section 5.18.

       Subject to any applicable limitations under the Securities Act, at the Effective Time, the shares issuable under the New Options shall be subject to an effective Registration Statement on Form S-8 (or any successor form). Procept shall use its reasonable best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus relating thereto) for so long as any New Options shall remain outstanding.

              (b) At the Effective Time, Procept will assume the obligations of Pacific with respect to each outstanding warrant to subscribe for and purchase Pacific Common Stock set forth on the PACIFIC DISCLOSURE SCHEDULE pursuant to Section 3.2 (collectively, the "Pacific Warrants"). The Pacific Warrants shall continue to have, and be subject to, the same terms and conditions as set forth in the applicable warrant agreements and warrant certificates, as in effect on the date of this Agreement, pursuant to which the Pacific Warrants were issued (true and correct copies of which have been delivered to Procept), provided that (i) all references in the Pacific Warrants to Pacific shall (unless the context otherwise requires) be deemed to be references to Procept, (ii) each Pacific Warrants shall be exercisable for (X) that number of whole shares of Procept Common Stock equal to the product of the number of shares of Pacific Common Stock covered by the Pacific Warrant immediately prior to the Effective Time multiplied by the Conversion Factor and
(iii) the exercise price per share of shares of Procept Common Stock under each Pacific Warrant shall be equal to the exercise price per share of Pacific Common Stock under the Pacific Warrant immediately prior to the Effective Time divided by the Conversion Factor (rounded down to the nearest cent). Procept shall (A) reserve for issuance the number of shares of Procept Common Stock and Procept Warrants that will become issuable upon the exercise of the Pacific Warrants pursuant to this Section 5.18(b), and (B) promptly after the Effective Time issue to each holder of an outstanding Pacific Warrant a document evidencing the assumption by Procept of Pacific's obligations with respect thereto under this
Section 5.18(b). To the extent required by the terms of the Pacific Warrants and subject to the applicable limitations under the Securities Act, Procept shall file a Registration Statement on the appropriate form prescribed by the SEC covering the offering and sale to the holders of the Pacific Warrants of the shares of Procept Common Stock purchasable upon exercise thereof, (the "Warrants Shelf"). Procept shall use its reasonable best efforts to file the Warrants Shelf within 60 days after the Effective Time and to cause the SEC to declare such registration statement effective and to maintain the effectiveness of the Warrants Shelf (and maintain the current status of the prospectus included therein) until all Pacific Warrants have been exercised or have been terminated in accordance with their terms.


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

       5.19   INDEMNIFICATION, DIRECTORS AND OFFICER'S INSURANCE.

              (a) The Surviving Corporation's Certificate of Incorporation and By-Laws contain provisions with respect to indemnification (the "Indemnification Provisions"), which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or before the Effective Time were directors, officers, employees, subject to
Section 5.19(d), or agents of Pacific (the "Pacific Indemnities"), unless such modification is required by law and provided that (i) a merger of the Surviving Corporation into Procept or (ii) the liquidation of the Surviving Corporation shall not be deemed a violation of this Section 5.19.

              (b) By virtue of the Merger the Surviving Corporation shall assume all obligations of Pacific under the Indemnification Provisions, including such indemnification obligations (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time.

              (c) At or prior to the Effective Time, Pacific or Procept shall purchase or keep in effect directors' and officers' liability insurance coverage for Pacific's directors and officers in a form reasonably acceptable to Pacific which shall provide such directors and officers with so-called "tail" or other coverage sufficient to ensure the Indemnification Provisions in an amount of at least $5,000,000.

              (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns assume the obligations set forth in this Section 5.19.

              SECTION 6 -   CONDITIONS PRECEDENT TO THE OBLIGATIONS
                     OF EACH PARTY TO CONSUMMATE THE MERGER

       The respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

       6.1 APPROVALS. The holders of Pacific Preferred Stock shall have approved an amendment to the Certificate of Designation relating to all outstanding Pacific Preferred Stock in a manner necessary to preclude the Merger from triggering any obligation of Pacific or Procept to pay a liquidation preference to the holders of Pacific Preferred Stock, and such amendment to the holders of Pacific Preferred Stock, and such amendment to the Certificate of Designation shall have been filed with the Secretary of State of Delaware. All required approvals of the stockholders of Pacific and Procept and all consents and approvals referred to in Sections 3.12 and 4.12 of this Agreement, other than those which, the failure to obtain would not affect the validity of this transaction or materially adversely affect the business of the Surviving Corporation after the Effective Time shall have been obtained; PROVIDED, HOWEVER, that if Procept waives the obtaining of any consent from a contracting party set forth in Sections 3.12 or 4.12 of the PACIFIC DISCLOSURE SCHEDULE, such consent shall not be a condition to Pacific's obligation to consummate the Merger.

       6.2 ABSENCE OF ORDER. No restraining order or injunction of any court which prevents consummation of the Merger shall be in effect.

       6.3 NASDAQ STOCK EXCHANGE LISTING. The shares of Procept Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq Small-Cap Market.

       6.4 EFFECTIVENESS OF REGISTRATION STATEMENT The Registration Statement shall have been declared effective by the SEC and there shall not be any stop order in effect with respect to the Registration Statement.

       6.5 PROCEPT FAIRNESS OPINION. The Board of Directors of Procept shall have received the opinion of Oscar Gruss & Son Incorporated to the effect that the merger is fair from a financial point of view to Procept and its stockholders and such opinion shall not have been withdrawn as of the Closing Date.

       6.6 PACIFIC FAIRNESS OPINION. The Board of Directors of Pacific shall have received the opinion of Josephthal & Co. Inc. to the effect that the Merger is fair from a financial point of view to Pacific and its stockholders and such opinion shall not have been withdrawn as of the Closing Date.

             SECTION 7 -   CONDITIONS PRECEDENT TO THE OBLIGATION OF
                       PROCEPT TO CONSUMMATE THE MERGER

       The obligation of Procept to consummate the Merger is subject to the satisfaction or waiver by Procept, at or before the Effective Time, of the following conditions:

       7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Pacific contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement, the PACIFIC DISCLOSURE SCHEDULE). Pacific shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Effective Time. Pacific shall have delivered to Procept a certificate, dated the Closing Date, to the foregoing effect, as applicable.

       7.2 CERTIFICATE OF SECRETARY OF PACIFIC. Pacific shall have delivered to Procept a certificate of the Secretary of Pacific dated as of the Closing Date, certifying as to (i) the Articles of Incorporation and the Bylaws of Pacific, (ii) the resolutions of the Board of Directors of Pacific authorizing and approving the execution, delivery and performance by Pacific of this Agreement and the transactions contemplated hereby and (iii) the resolutions of the stockholders of Pacific authorizing and approving this Agreement and the transactions contemplated hereby.

       7.3 AFFILIATE LETTERS. Procept shall have received the Affiliate Letters referred to in Section 5.15.


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

       7.4 OPINION OF COUNSEL TO PACIFIC. Procept shall have received an opinion of Patterson, Belknap, Webb and Tyler LLP, counsel to Pacific, dated the Closing Date and in form and substance reasonably acceptable to Procept.

       7.5 MERGER CERTIFICATE. Pacific shall have executed and delivered the Merger Certificate referred to in Section 1.2.

       7.6 BTI MERGER AGREEMENT. The acquisition of Binary Therapeutics, Inc. ("BTI") by Pacific (the "BTI Merger") shall have been consummated by the issuance of Pacific Common Stock as contemplated by the Agreement and Plan of Merger dated as of June 4, 1996, as amended.

       7.7 AGREEMENT WITH LENDERS. Each of Lindsay Rosenwald, the Aries Trust and the Aries Domestic Fund, L.P. (the "Aries Funds"), as holders of promissory notes payable by BTI in the aggregate principal amount of $443,000, (the "Pacific Notes"), shall have entered into an agreement with Pacific and Procept, to Procept's reasonable satisfaction, providing for the conversion of all outstanding principal and interest of indebtedness represented by demand notes issued by BTI to Lindsay Rosenwald in the aggregate face amount of $143,000 and by Senior Bridge Notes issued by BTI to the Aries Funds in the aggregate face amount of $100,000, into shares of Procept Common Stock at the rate of $5.00 per share, provided (i) such shares of Common Stock shall be entitled to contractual rights substantially the same as those set forth in
Section 10 of this Agreement and (ii) Procept or Pacific shall have paid each of Lindsay Rosenwald and the Aries Funds $100,000 to cancel such indebtedness in full.

       7.8 APPROVALS. Pacific shall have received approval of their stockholders and all other approvals, clearances and consents from any governmental entities and other third parties necessary or desirable for the consummation of the Merger and the Pacific shares shall be free and clear of any liens or encumbrances.

       7.9 DISSENTING SHARES. The Dissenting Shares of Common Stock shall not exceed five percent (5%) of the shares of the Pacific Common Stock issued and outstanding or issuable on the Closing Date.

       7.10 BANK ACCOUNTS. Pacific shall have delivered to Procept documentation necessary to change the authorized signatories for Pacific's bank and brokerage accounts as specified by Procept.

       7.11 CERTIFICATES. Pacific shall have furnished Procept with such certificates of public officials as may be reasonably requested by Procept.

  SECTION 8 - CONDITIONS PRECEDENT TO THE OBLIGATION OF PACIFIC TO
                         CONSUMMATE THE MERGER

       The obligation of Pacific to consummate the Merger is subject to the satisfaction or waiver by them, at or before the Effective Time, of the following conditions:

       8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Procept contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though made on and as of the Effective Time (with such exceptions as may be permitted under or contemplated by this Agreement). Procept shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Procept shall have delivered to Pacific a certificate, dated the Effective Time, to the foregoing effect.

       8.2 CERTIFICATE OF SECRETARY OF PROCEPT. Procept shall have delivered to Pacific a certificate of the Secretary of Procept dated as of the Closing Date, certifying as to (i) the Articles of Incorporation and the Bylaws of Pacific, (ii) the resolutions of the Board of Directors of Procept authorizing and approving the execution, delivery and performance by Procept of this Agreement and the transactions contemplated hereby and (iii) the resolutions of the stockholders of Procept authorizing and approving this Agreement and the transactions contemplated hereby.

       8.3 CERTIFICATE OF SECRETARY OF PAC. PAC shall have delivered to Pacific a certificate of the Secretary of PAC dated as of the Closing Date, certifying as to (i) the Certificate of Incorporation and the Bylaws of PAC, as in effect on and as of the Closing Date and (ii) the resolutions of the Board of Directors and Stockholder of PAC authorizing and approving the execution, delivery and performance by PAC of this Agreement and the transactions contemplated hereby.

       8.4 APPROVALS. Procept shall have received approval of their stockholders and all other approvals, clearances and consents from any governmental entities and other third parties necessary or desirable for the consummation of the Merger.

       8.5 OPINION OF COUNSEL TO PROCEPT. Pacific shall have received an opinion of Palmer & Dodge LLP, counsel to Procept, dated the Closing Date and in form and substance reasonably acceptable to Pacific.

       8.6 CERTIFICATES. Procept shall have furnished Pacific with such certificates of public officials as may be reasonably requested by Pacific.

                SECTION 9 -   TERMINATION, AMENDMENT AND WAIVER

       9.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date, whether prior to or after approval by Pacific's stockholders, as follows:

              (a) by Pacific or Procept if, without fault of the terminating party, the Closing Date shall not have occurred on or before June 30, 1999, which date may be extended by mutual consent of the parties;

              (b) by Pacific upon written notice to Procept if any representation or warranty of Procept made herein was not true and correct in all material respects when made or Procept has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from Pacific or by the Closing Date, whichever occurs first;

              (c) by Procept upon written notice to Pacific if any representation or warranty made herein by Pacific was not true and correct in all material respects when made or Pacific has materially breached any covenant contained herein and has not cured such breach within thirty (30) business days of receipt of written notice from Procept or by the Closing Date, whichever occurs first;

              (d) by any party if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree or ruling shall have become final and nonappealable;

              (e) by either Procept or Pacific if the Procept or Pacific stockholders vote and fail to approve the Merger as required by Delaware law;

              (f) by Procept if Pacific's Board of Directors (i) fails to include in the Proxy Statement its recommendation that Pacific stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising Pacific's rights to terminate this Agreement pursuant to subsection (b) or (d) of this Section 9.1);

              (g) by Pacific if Procept's Board of Directors (i) fails to include in the Proxy Statement its recommendation that Procept stockholders vote in favor of the adoption of this Agreement or (ii) withdraws its recommendation that stockholders vote in favor (other than in connection with exercising Procept rights to terminate this Agreement pursuant to Subsection (c) or (d) of this Section 9.1);

              (h) at any time with the written consent of Procept and Pacific.

       9.2 EFFECT OF TERMINATION. If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, without further obligation on the part of any party, its directors, officers or stockholders following the date of such termination, other than the provisions of this Section 9.2, Section 5.4 relating to a termination fee,
Section 5.6 relating to expenses and Section 5.13 relating to publicity and confidentiality to the extent provided therein. Nothing contained in Section
9.2 shall eliminate or reduce any party's liability to another party for any breach of this Agreement occurring before such termination.

                      SECTION 10 - ADDITIONAL CONTRACTUAL RIGHTS

       10.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

              10.1.1 "SECTION 10 RIGHTS" shall mean the rights to receive all Reset Issuances, Semi-Annual Issuances, Dilution Issuances and Qualified Offering Issuances and the right to exercise the Liquidation Put and the Exchange Right, as provided herein.

              10.1.2 "CHANGE OF SHARES" shall mean any event that necessitates an adjustment to the Dilution Value (as defined below) pursuant to Section 10.7 below.

              10.1.3 The "CLOSING BID PRICE" of any security, for any trading day (as defined below), shall be the reported per share closing bid price, regular way, of such security on the relevant Stock Market (as defined below) on such trading day or, if there were no transactions on such trading day, the average of the reported closing bid and asked prices, regular way, of such security on the relevant Stock Market on such trading day.

              10.1.4 "DILUTION EVENT" shall mean any event that necessitates an adjustment to the Dilution Value (as defined below) pursuant to Section 10.6 below.

              10.1.5 The "DILUTION VALUE" initially shall be identical to the Dilution Value in effect immediately following the Effective Time under Article VI of the Subscription Agreements between Procept and the purchasers in Procept's 1998 private placement. The Dilution Value is subject to adjustment pursuant to Sections 10.2, 10.6, 10.7 and 10.15. The Dilution Value immediately following the Effective Time is currently anticipated to be $3.75.

              10.1.6 "FAIR MARKET VALUE" of any asset (including any security) means the fair market value thereof as mutually determined by Procept and the financial advisor engaged by Procept in connection with Procept's 1998 private placement (the "FINANCIAL ADVISOR"). If Procept and the Financial Advisor are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment bank selected by the Board of Directors of Procept and the Financial Advisor (or, if such selection cannot be agreed upon promptly, or in any event within ten days, then such valuation shall be made by a nationally recognized independent investment banking firm selected by the American Arbitration Association in New York City in accordance with its rules), the costs of which valuation shall be paid for by Procept.

              10.1.7 The "ISSUANCE BASE AMOUNT" for the Rights Holder, at any time, means the sum of (i) the number of shares of Procept Common Stock acquired by the Rights Holder in the Merger in respect of such Rights Holder's shares of Pacific Preferred Stock (ii) the number of shares of any Reset Issuances (as defined below) made to such Rights Holder occurring before such time, (iii) the number of shares of any Semi-Annual Issuances (as defined below) made to such Rights Holder occurring before such time, (iv) the number of shares of any Dilution Issuances (as defined below) made to such Rights Holder occurring before such time and (v) the number of shares of any Qualified Offering Issuances (as defined below) made to such Rights Holder occurring before such time (with appropriate adjustments for any Change of Shares and subject to reduction pursuant to Section 10.10). For any transferee Rights Holder, the Issuance Base Amount, at any time, shall be the number of shares of Procept Common Stock related to such Section 10 Rights as were transferred to such Rights Holder plus the number of shares of any Reset Issuance, Semi-Annual Issuance, Dilution Issuance and Qualified Offering Issuance made to such Rights Holder occurring subsequent to such transfer but before such time. The Issuance Base Amount shall include Dilution Issuances which would have been required but for the operation of Paragraph 10.6.2(a).

              10.1.8 "LIQUIDATION EVENT" shall mean any (i) liquidation, dissolution or winding up of Procept, whether voluntary or involuntary, (ii) sale or other disposition of all or substantially all of the assets of Procept or (iii) any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity or shares of

Procept Common Stock constituting more than fifty percent (50%) of the voting power of Procept are exchanged for or changed into stock or securities of another entity, cash and/or any other property (clause (iii) of this Subsection being referred to as a "Merger Transaction"). Notwithstanding the above, any consolidation, merger, combination, reorganization or other transaction in which Procept is not the surviving entity but the stockholders of Procept immediately prior to such transaction own in excess of 50% of the voting power of the corporation surviving such transaction and own such interest in substantially the same proportions as prior to such transaction, shall not be considered a Liquidation Event or a Merger Transaction, provided that the surviving corporation has made appropriate provisions acceptable to the Financial Advisor to ensure that the Section 10 Rights survive any such transaction.

              10.1.9 "MARKET PRICE" per share of Procept Common Stock shall mean the average Closing Bid Price (adjusted, where appropriate, for any Change of Shares) for twenty (20) consecutive trading days, ending with the trading day immediately prior to the date as of which the Market Price is being determined; provided, however, that if the prices referred to in the definition of Closing Bid Price cannot be determined on any trading day, "Market Price" shall mean the Fair Market Value.

              10.1.10 The "POST-DILUTION COMMON QUANTITY" means the quotient of the Pre-Dilution Common Value (as defined below) divided by the Dilution Value immediately following the relevant Dilution Event, Reset Event or Qualified Offering Adjustment Event (as defined below).

              10.1.11 The "PRE-DILUTION COMMON VALUE" means the product of the Issuance Base Amount multiplied by the Dilution Value immediately preceding the relevant Dilution Event, Reset Event or Qualified Offering Adjustment Event (as defined below).

              10.1.12 "RIGHTS HOLDER" shall mean (i) a holder of Pacific Preferred Stock immediately prior to the Effective Time who receives shares of Procept Common Stock on conversion of such shares of Pacific Preferred Stock,
(ii) a holder of BTI indebtedness prior to the effective time who receives shares of Procept Common Stock pursuant to the debt conversion contemplated by
Section 7.7 hereof or (iii) any Person who succeeds to such Rights Holder's
Section 10 Rights pursuant to Section 10.9.

              10.1.13 The "STOCK MARKET" shall mean, with respect to any security, the principal national securities exchange on which such security is listed or admitted to trading or, if such security is not listed or admitted to trading on any national securities exchange, shall mean The Nasdaq National Market System or The Nasdaq SmallCap Market (collectively, "Nasdaq") or, if such security is not quoted on Nasdaq, shall mean the OTC Bulletin Board or, if such security is not quoted on the OTC Bulletin Board, shall mean the over-the-counter market as furnished by any NASD member firm selected from time to time by Procept for that purpose.

              10.1.14 A "TRADING DAY" shall mean a day on which the Stock Market is open for the transaction of business.

              10.1.15 "TRADING PRICE" shall mean the lower of (i) the average Closing Bid Price of the Procept Common Stock for the thirty (30) consecutive trading days immediately preceding the date as of which the Trading Price is being determined (with appropriate adjustments for any Change of Shares) and (ii) the average Closing Bid Price of the Procept Common Stock for five (5) consecutive trading days immediately preceding the date as of which the Trading Price is being determined (with appropriate adjustments for any Change of Shares).

              10.1.16 The "TRANSFER AGENT" shall mean American Stock Transfer & Trust Company or the duly appointed successor thereto serving as the transfer agent for the Procept Common Stock.

       10.2   RESET.

              10.2.1 The Dilution Value in effect immediately prior to April 9, 1999 (the "RESET DATE") shall be adjusted and reset effective as of the Reset Date if the Market Price of the Procept Common Stock as of the Reset Date (the "12-MONTH TRADING PRICE") is less than 140% of the then applicable Dilution Value (a "RESET EVENT"). Upon the occurrence of a Reset Event, the Dilution Value shall be reduced to be equal to the greater of (A) the 12-Month Trading Price divided by 1.40, and (B) 25% of the then applicable Dilution Value.

              10.2.2 Within fifteen (15) days of the Reset Date, Procept shall prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of Procept setting forth the Dilution Value as of the Reset Date, showing in reasonable detail the facts upon which such Dilution Value is based, and such certificate shall forthwith be filed with the Transfer Agent. A notice stating that the Dilution Value has been adjusted pursuant to this paragraph, or that no adjustment is necessary, and setting forth the Dilution Value in effect as of the Reset Date shall be mailed as promptly as practicable after the Reset Date by Procept to all Rights Holders at their last addresses as they shall appear in the Transfer Agent's record books.

       10.3 RESET ISSUANCE. If there is any change in the Dilution Value as a result of Subsection 10.2.1, then, on such date, Procept shall issue to the Rights Holder a number of shares of Procept Common Stock (the "RESET ISSUANCE") equal to the difference between the Post-Dilution Common Quantity minus the Issuance Base Amount.

       10.4 SEMI-ANNUAL ISSUANCES. On each six month anniversary of the Reset Date (or the next succeeding business day), Procept shall issue (each a "SEMI-ANNUAL ISSUANCE") to the Rights Holder a number of shares of Procept Common Stock equal to 5% of the Issuance Base Amount on the applicable six month anniversary date.

       10.5 DILUTION ISSUANCES. Upon the occurrence of any Dilution Event after the Effective Time, Procept shall issue (each a "DILUTION ISSUANCE") to the Rights Holder a number of shares of Procept Common Stock equal to the difference of the Post-Dilution Common Quantity minus the Issuance Base Amount.

       10.6   ANTI-DILUTION ADJUSTMENTS.

              10.6.1 Except as otherwise provided in Subsection 10.6.3, in the event Procept shall, at any time or from time to time after the date hereof, sell or issue any shares of Procept Common Stock for a consideration per share less than either (i) the Dilution Value in effect on the date of such sale or issuance or (ii) the Market Price of the Procept Common Stock as of the date of the sale or issuance (any such sale or issuance a "DILUTIVE ISSUANCE"), then, and thereafter upon each further Dilutive Issuance, the Dilution Value in effect immediately prior to such Dilutive Issuance shall be changed to a price (rounded to the nearest cent) determined by multiplying the Dilution Value in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Procept Common Stock outstanding immediately prior to the Dilutive Issuance and the number of shares of Procept Common Stock which the aggregate consideration received (determined as provided in Paragraph 10.6.2(e) below) for the issuance of such additional shares would purchase at the greater of (x) the Dilution Value in effect on the date of such issuance or (y) the Market Price of the Procept Common Stock as of such date, and the denominator of which shall be the number of shares of Procept Common Stock outstanding immediately after the Dilutive Issuance. Such adjustment shall be made successively whenever such an issuance is made.

              10.6.2 For purposes of Subsection 10.6, the following Paragraphs
(a) to (e) shall also be applicable:

              (a) No adjustment of the Dilution Value shall be made unless such adjustment would require a decrease of at least $.01; provided that any adjustments which by reason of this Paragraph 10.6.2(a) are not required to be made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with adjustments so carried forward, shall require a decrease of at least $.01 in the Dilution Value then in effect hereunder.

              (b) In case of (A) the sale or other issuance by Procept (including as a component of a unit) of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Procept Common Stock or any securities convertible into or exchangeable for Procept Common Stock (such securities convertible, exercisable or exchangeable into Procept Common Stock being herein called "CONVERTIBLE SECURITIES"), or (B) the issuance by Procept, without the receipt by Procept of any consideration therefor, of any rights or warrants to subscribe for or purchase, or any options for the purchase of, Procept Common Stock or Convertible Securities, whether or not such rights, warrants or options, or the right to convert or exchange such Convertible Securities, are immediately exercisable, and the consideration per share for which Procept Common Stock is issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the minimum aggregate consideration, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, payable to Procept upon the exercise of such rights, warrants or options, plus the consideration received by Procept for the issuance or sale of such rights, warrants or options, plus, in the case of such Convertible Securities, the minimum aggregate amount, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Procept Common Stock issuable upon the exercise of such rights, warrants or options or upon the conversion or exchange of such

Convertible Securities issuable upon the exercise of such rights, warrants or options) is less than either the Dilution Value or the Market Price of the Procept Common Stock as of the date of the issuance or sale of such rights, warrants or options, then such total maximum number of shares of Procept Common Stock issuable upon the exercise of sch rights, warrants or options or upon the conversion or exchange of such Convertible Securities (as of the date of the issuance or sale of such rights, warrants or options) shall be deemed to be "Procept Common Stock" for purposes of Subsection 10.6.1 and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 10.6.1.

              (c) In case of the sale or other issuance by Procept of any Convertible Securities, whether or not the right of conversion or exchange thereunder is immediately exercisable, and the price per share for which Procept Common Stock is issuable upon the conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount of consideration received by Procept for the sale of such Convertible Securities, plus the minimum aggregate amount, as set forth in the instrument relating thereto, without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of additional consideration, if any, other than such Convertible Securities, payable upon the conversion or exchange thereof, by (y) the total maximum number, as set forth in the instrument relating thereto without regard to any antidilution or similar provisions contained therein for a subsequent adjustment of such amount, of shares of Procept Common Stock issuable upon the conversion or exchange of such Convertible Securities) is less than either the Dilution Value or the Market Price of the Procept Common Stock as of the date of the sale or other issuance of such Convertible Securities, then such total maximum number of shares of Procept Common Stock issuable upon the conversion or exchange of such Convertible Securities (as of the date of the sale of such Convertible Securities) shall be deemed to be "Procept Common Stock" for purposes of Subsection 10.6.1 and shall be deemed to have been sold for an amount equal to such consideration per share and shall cause an adjustment to be made in accordance with Subsection 10.6.1.

              (d) In case Procept shall modify the rights of conversion, exchange or exercise of any of the securities referred to in Paragraphs (b) or
(c) of this Subsection 10.6.2 or any other securities of Procept convertible, exchangeable or exercisable for shares of Procept Common Stock, for any reason other than an event that would require adjustment to prevent dilution, so that the consideration per share received by Procept after such modification is less than either the Dilution Value or the Market Price of the Procept Common Stock as of the date prior to such modification, then such securities, to the extent not theretofore exercised, converted or exchanged, shall be deemed to have expired or terminated immediately prior to the date of such modification and Procept shall be deemed for purposes of calculating any adjustments pursuant to this Section 10.6 to have issued such new securities upon such new terms on the date of modification. Such adjustment shall become effective as of the date upon which such modification shall take effect. On the expiration or cancellation of any such right, warrant or option or the termination or cancellation of any such right to convert or exchange any such Convertible Securities, the Dilution Value then in effect hereunder shall forthwith be readjusted to such Dilution Value as would have obtained (A) had the adjustments made upon the issuance or sale of such rights, warrants, options or Convertible Securities been made upon the basis of the issuance of only the number of shares of Procept Common Stock theretofore actually delivered (and the total consideration received therefor) upon the exercise of such rights, warrants or options or upon the conversion or exchange of such Convertible Securities and (B) had adjustments been made on the basis of the Dilution Value as adjusted under clause (A) of this sentence for all transactions (which would have affected such adjusted Dilution Value) made after the issuance or sale of such rights, warrants, options or Convertible Securities.

              (e) In case of the sale of any shares of Procept Common Stock, any Convertible Securities, any rights or warrants to subscribe for or purchase, or any options for the purchase of, Procept Common Stock or Convertible Securities, the consideration received by Procept therefor shall be deemed to be the gross sales price therefor without deducting therefrom any expense paid or incurred by Procept or any underwriting discounts or commissions or concessions paid or allowed by Procept in connection therewith. In the event that any securities shall be issued in connection with any other securities of Procept, together comprising one integral transaction in which no specific consideration is allocated among the securities, then each of such securities shall be deemed to have been issued for such consideration as the Board of Directors of Procept determines in good faith; provided, however that if the Financial Advisor disagrees with such determination, Procept shall retain, at its own expense, an independent investment banking firm acceptable to the Financial Advisor for the purpose of obtaining an appraisal.

              10.6.3 Notwithstanding any other provision hereof, no adjustment to the Dilution Value will be made:

              (a) upon the exercise of any of the options outstanding on the date hereof under Procept's existing stock option plans; or

              (b) upon the issuance or exercise of options which may hereafter be granted with the approval of Procept's Board of Directors, or exercised, under any employee benefit plan of Procept to officers, directors, consultants or employees, but only with respect to such options as are exercisable at prices no lower than the Closing Bid Price (or, if the prices referenced in the definition of Closing Bid Price cannot be determined, the Fair Market Value) of the Procept Common Stock as of the date of grant thereof; or

              (c) upon exercise of the Placement Options or the Advisory Options (as defined in Exhibits B and C to the Securities Purchase Agreement dated as of June 30, 1997 between Procept and certain stock purchasers), upon the exercise of the Class C Warrants of Procept currently outstanding or issuable pursuant to the exercise of the Placement and Advisory Options, as set forth in the PROCEPT DISCLOSURE SCHEDULE pursuant to Section 4.2 or upon the issuance or the conversion of any Class C Warrants approved in writing by the Financial Advisor; or

              (d) upon the issuance or sale of Procept Common Stock or Convertible Securities pursuant to the exercise of any rights, options or warrants to receive, subscribe for or purchase, or any options for the purchase of, Procept Common Stock or Convertible Securities, whether or not such rights, warrants or options were outstanding on the Effective Time or were thereafter issued or sold, provided that an adjustment was either made or not required to be made in accordance with Subsection 10.6.1 in connection with the issuance or sale of such securities or any modification of the terms thereof; or

              (e) upon the issuance or sale of Procept Common Stock upon conversion or exchange of any Convertible Securities, provided that any adjustments required to be made upon the issuance or sale of such Convertible Securities or any modification of the terms thereof were so made, and whether or not such Convertible Securities were outstanding on the Effective Time or were thereafter issued or sold; or

              (f) upon the issuance of stock that may hereafter be purchased or sold with the approval of Procept's Board of Directors, under the 1993 Employee Stock Purchase Plan of Procept to officers, directors, consultants or employees, but only with respect to such shares as are purchased and/or sold in accordance with the current plan and at the prices no lower than eighty-five percent (85%) of the Closing Bid Price (or, if the prices referenced in the definition of Closing Bid Price cannot be determined, 85% of the Fair Market Value) of the Procept Common Stock as of the date of purchase and/or sale thereof;

       Paragraph 10.6.2(d) shall nevertheless apply to any modification of the rights of conversion, exchange or exercise of any of the securities referred to in this Subsection 10.6.3, except that Paragraph 10.6.2(d) shall not apply to any modification of the rights of conversion, exchange or exercise of the securities excepted by Paragraph (c) of this Subsection 10.6.3 that are required by the original terms of those respective instruments.

              10.6.4 As used in this Section 10.6, the term "PROCEPT COMMON STOCK" shall mean and include Procept's Common Stock authorized at the Effective Time and shall also include any capital stock of any class of Procept thereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary liquidation, dissolution or winding up of Procept.

              10.6.5 Procept from time to time may decrease the Dilution Value by any amount for any period of time if the period is at least 20 days and if the decrease is irrevocable during the period. Whenever the Dilution Value is so decreased, Procept shall mail to the Rights Holders a notice of the decrease at least 15 days before the date the decreased Dilution Value takes effect, and such notice shall state the decreased Dilution Value and the period it will be in effect.

       Procept may make such decreases in the Dilution Value, in addition to those required or allowed by this Section 10, as shall be determined by it, as evidenced by a resolution of Procept's Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Procept Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

       10.7 CHANGE OF SHARES ADJUSTMENTS. In the event Procept shall, at any time or from time to time after the date hereof (i) issue any shares of Procept Common Stock as a stock dividend to the holders of Procept Common Stock or (ii) subdivide or combine the outstanding shares of Procept Common Stock into a greater or lesser number of shares (any such issuance, subdivision or combination being herein called a "CHANGE OF SHARES"), then the Dilution Value shall be changed to a price (rounded to the nearest cent) determined by multiplying the Dilution Value in effect immediately prior to such Change of Shares by a fraction, the numerator of which shall be the number of shares of Procept Common Stock outstanding immediately prior to the Change of Shares and the denominator of which shall be the number of shares of Procept Common Stock outstanding immediately following the Change of Shares.

       10.8   LIQUIDATION PUT.

              10.8.1 The Rights Holder may require Procept to repurchase with cash any number (not to exceed such Rights Holder's Issuance Base Amount) of shares of Procept Common Stock then owned by such Rights Holder for 140% of the aggregate Dilution Value of such shares; provided, however, in the event of a Merger Transaction, any repurchase pursuant to this Section 10.8 may be paid in cash, property (valued as provided in Subsection 10.8.4) and/or securities (valued as provided in Subsection 10.8.4) of the entity surviving such Merger Transaction.

              10.8.2 The Rights Holder covenants not to exercise the Liquidation Put unless a Liquidation Event has occurred.

              10.8.3 The Rights Holder's Section 10 Rights shall be terminated to the pro rata extent of any exercise of such Rights Holder's Liquidation Put.

              10.8.4 Any securities or other property to be delivered to the Rights Holder pursuant to this Section 10.8 shall be valued as follows:

              (a) Securities not subject to an investment letter or other similar restriction on free marketability:

                            (i)    If actively traded on the Stock Market, the
value shall be deemed to be the Market Price of such securities as of the third day prior to the date of valuation.

                            (ii)   If not actively traded on the Stock Market,
the value shall be the Fair Market Value of such securities.

              (b) For securities for which there is an active public market but which are subject to an investment letter or other restrictions on free marketability, the value shall be the Fair Market Value thereof, determined by discounting appropriately the Market Price thereof.

              (c) For all other securities, the value shall be the Fair Market Value thereof.

       10.9   TRANSFER OF RIGHTS UNDER THIS SECTION 10.  A Rights Holder's
Section 10 Rights are not transferable until after April 9, 1999. The Rights Holder's Section 10 Rights are not transferable unless the transferee will be both the record and beneficial owner of the related Procept Common Stock and executes and delivers to Procept a counterpart to this Section 10 agreeing to be bound by the obligations of the Rights Holder hereunder. Any such transferee must provide his or her name and address, which name and address must be that of the beneficial owner, to Procept. Any transfer of Procept Common Stock and related Section 10 Rights must be performed in accordance with applicable securities laws and regulations, and the transferor must provide Procept with an opinion of counsel, satisfactory to Procept, to that effect. Furthermore, no transfer of Section
10 Rights may be made relating to fewer shares of Procept Common Stock than the quotient of $25,000 divided by the Dilution Value. ANY PURPORTED
TRANSFER OF SECTION 10 RIGHTS NOT IN COMPLIANCE WITH THIS SECTION 10.9 SHALL
BE NULL AND VOID AND THE RIGHTS HOLDER SHALL FORFEIT ALL SECTION 10 RIGHTS RELATED TO SUCH TRANSFERRED PROCEPT COMMON STOCK. Upon, and to the extent of, any transfer of Procept Common Stock without the related Section 10
Rights, such related Section 10 Rights shall terminate.

       10.10 ADJUSTMENTS TO ISSUANCE BASE AMOUNT. Upon the termination of any of the Rights Holder's Section 10 Rights, such Rights Holder's Issuance Base Amount shall be proportionally reduced.

       10.11  NOTICES.

              10.11.1 After each adjustment of the Dilution Value pursuant to Sections 10.2, 10.6, 10.7 and 10.15 Procept will promptly prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of Procept setting forth: (i) the Dilution Value as so adjusted and (ii) a brief statement of the facts accounting for such adjustment. Procept will promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each Rights Holder at his or her last address as it shall appear on the Transfer Agent's record books. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of Procept that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts therein stated. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty nor obligation independently to verify the amounts or calculations therein set forth.

              10.11.2 After any adjustment in the Issuance Base Amount resulting from (i) any Reset Issuances, Semi-Annual Issuances, Dilution Issuances or Qualified Offering Issuance (ii) any Change in Shares or (iii) any termination of Section 10 Rights, Procept will promptly prepare a certificate signed by the Chief Executive Officer or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, of Procept setting forth: (x) the Issuance Base Amount immediately preceding and succeeding such adjustment and (y) a brief statement of the facts accounting for such adjustment. Procept will promptly file such certificate with the Transfer Agent and cause a brief summary thereof to be sent by ordinary first class mail to each Rights Holder at his or her last address as it shall appear on the Transfer Agent's record books. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of such adjustment. The affidavit of an officer of the Transfer Agent or the Secretary or an Assistant Secretary of Procept that such notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts therein stated. The Transfer Agent may rely on the information in the certificate as true and correct and has no duty nor obligation independently to verify the amounts or calculations therein set forth.

       10.12 TREASURY STOCK. Any Reset Issuance, Semi-Annual Issuance and Dilution Issuance shall be made with duly authorized, fully-paid and non-assessable shares of Procept Common Stock, in accordance with the DGCL, and shall be drawn from the treasury stock of Procept to the extent available.

       10.13 MANDATORY TERMINATION OF SECTION 10 RIGHTS. At any time on or after the Reset Date, Procept may cause the Rights Holder's Section 10 Rights to be terminated if the Market Price of the Procept Common Stock shall have exceeded 300% of the then applicable Dilution Value as of the third business day prior to the date of notice of termination. No greater than 60 nor fewer than 20 days prior to the date of any such mandatory termination, notice by first class mail, postage prepaid, shall be given to the Rights Holders, addressed to such Rights Holders at their last addresses as they shall appear in the Transfer Agent's record books. Each such notice shall specify the date fixed for termination. Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given by Procept on the date deposited in the mail, whether or not the Rights Holder receives such notice; and failure properly to give such notice by mail, or any defect in such notice, to any Rights Holders shall not affect the validity of the proceedings for the termination of any other Rights Holders' Section 10 Rights.

       10.14 WAIVER OF SECTION 10 RIGHTS. With the written consent of Procept and the stockholders holding at least a majority of the issued and outstanding Procept Common Stock subject to Section 10 Rights or subject to Article VI Rights (as defined below), any provision of this Section 10 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Upon the effectuation of each such waiver or amendment, Procept shall promptly give written notice thereof to the Rights Holders, if any, who have not previously received notice thereof or consented thereto in writing. "Article VI Rights" are rights under a Subscription Agreement between a holder of Procept Common Stock (or such holder's predecessor in interest) and Procept granting rights referred to therein as "Article VI Rights", which rights are substantially the same as the Section 10 Rights

       10.15  OPTIONAL EXCHANGE/RESET.

              10.15.1 Upon the receipt of requisite approvals, if any, from the stockholders of Procept, the shares of Procept Common Stock acquired hereunder may be exchanged (the "EXCHANGE RIGHT"), at the option of each Rights Holder, upon the completion of a Qualified Offering (as defined below) into Qualified Offering Securities (as defined below). Upon exchange of their shares of Procept Common Stock, up to the Issuance Base Amount, the exchanging Rights Holders shall receive an amount of Qualified Offering Securities equal to the quotient of (i) the Issuance Base Amount being exchanged multiplied by the Dilution Value at the time of the Qualified Offering, divided by (ii) the Qualified Offering Securities Price (as defined below) multiplied by .75 (the "EXCHANGE PRICE"); provided, however, that in the event that the Exchange Price divided by the Underlying Procept Common Stock Amount (as defined below) is less than the greater of (a) $2.50 and (b) 50% of the average closing bid price of the Procept Common Stock for the twenty trading days immediately preceding the date of such exchange (the "FLOOR PRICE"), then the Exchange Price shall equal the Floor Price multiplied by the Underlying Procept Common Stock Amount.

       As used herein the following terms shall have the following meanings:

              (a) "UNDERLYING PROCEPT COMMON STOCK AMOUNT" shall equal the number of shares of Procept Common Stock and Procept Common Stock underlying Convertible Securities included as part of each Qualified Offering Security but shall not include Procept Common Stock underlying warrants or options to purchase Procept Common Stock or to purchase a Convertible Security, whether or not such warrant or option contains a right to exercise such warrant or option by the delivery of shares deemed purchased thereunder, including, without limitation, by a cashless exercise.

              (b) "QUALIFIED OFFERING SECURITY" and "QUALIFIED OFFERING SECURITIES" shall mean the security or securities (whether they are Procept Common Stock, Convertible Securities, units of Procept Common Stock and/or Convertible Securities (as defined below) and warrants or other similar rights) issued or sold in the Qualified Offering (including any contractual rights granted to investors in connection with the Qualified Offering).

              (c) "QUALIFIED OFFERING" shall mean the sale or series of sales of equity securities of Procept next occurring after the Effective Time of this Offering, including, without limitation, Procept Common Stock, warrants, units of Procept Common Stock and warrants, other securities exchangeable, convertible or exercisable for Procept Common Stock, alone or in units, whether in a public offering or private placement, raising gross proceeds in excess of $2,500,000; excluding, however, at Procept's option, a firm commitment underwritten public offering.

              (d) "QUALIFIED OFFERING SECURITIES PRICE" shall mean the selling price to investors for each Qualified Offering Security.

              (e) "CONVERTIBLE SECURITY" and "CONVERTIBLE SECURITIES" shall mean any security convertible into or exchangeable for a share or shares of Procept Common Stock without the payment of any additional consideration in such conversion or exchange other than the delivery of such security, but shall not include a warrant or option to purchase Procept Common Stock or to purchase a Convertible Security, whether or not such warrant or option contains a right to exercise such warrant or option by the delivery of shares deemed purchased thereunder, including, without limitation, by a cashless exercise.

              10.15.2 Upon and to the extent of any exchange into Qualified Offering securities as set forth in Section 10.15.1 above, the Section 10 Rights related to the exchanged Procept Common Stock shall terminate.

              10.15.3 Upon the receipt of requisite approvals, if any, from the stockholders of Procept, holders who elect not to exchange their Procept Common Stock upon a Qualified Offering for Qualified Offering Securities, shall have the Dilution Value with respect to their Section 10 Rights adjusted (a "QUALIFIED OFFERING ADJUSTMENT EVENT") to equal the Exchange Price and shall receive an additional number of shares (the "QUALIFIED OFFERING ISSUANCE") of Procept Common Stock equal to the difference between (i) the quotient of (a) the Issuance Base Amount multiplied by the Dilution Value in effect prior to the date of adjustment divided by (b) the (x) Exchange Price divided by (y) the Underlying Procept Common Stock Amount, and (ii) the Issuance Base Amount prior to the date of adjustment; provided, however, that no adjustment shall be made if it would result in an increase in the Dilution Value. Holders receiving Qualified Offering Issuance shall have
Section 10 Rights with respect to such shares.

                              SECTION 11 - MISCELLANEOUS

       11.1 NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when so delivered in person, by overnight courier, by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report) or two business days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

       (i)    if to Procept, to:

              Procept, Inc.
              840 Memorial Drive
              Cambridge, MA  02139
              Attention:  John Dee
              Tel:  (617) 491-1100
              Fax:  (617) 491-9019

       with a copy to:

              Palmer & Dodge LLP
              One Beacon Street
              Boston, Massachusetts  02108
              Attention:  Lynnette C. Fallon, Esq.
              Tel: (617) 573-0220
              Fax: (617) 227-4420

       (ii)   if to Pacific, to:

              Pacific Pharmaceuticals, Inc.
              6730 Mesa Ridge Road, Suite A
              San Diego, CA  92121
              Attention:  H. Laurence Shaw
              Tel:  (619) 550-3900
              Fax:  (619) 550-3929

       with a copy to:

              Patterson, Belknap, Webb & Tyler LLP
              1133 Avenue of the Americas
              New York, NY 10036-6710
              Attention:  Edward F. Cox, Esq.
              Tel: (212) 336-2000
              Fax: (212) 336-2222

Any party may by notice given in accordance with this Section 11.1 to the other parties designate another address or person for receipt of notices hereunder.

       11.2 AMENDMENT. Except as provided in Section 10.14, this Agreement may not be amended except by an instrument signed by each party hereto.

       11.3 WAIVER. At any time prior to the Effective Time, any party hereto may, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit; provided that any such extension or waiver shall be binding upon a party only if such extension or waiver is set forth in a writing executed by such party. After the Effective Time, such extension or waiver may be made in accordance with Section 10.

       11.4 ENTIRE AGREEMENT. This Agreement contains the entire agreement among the parties with respect to the Merger and related transactions, and supersedes all prior agreements, written or oral, with respect thereto, including but not limited to the Letter of Intent dated November 4, 1998.

       11.5 GOVERNING LAW. This Agreement is governed by the laws of the State of Delaware without regard to its conflict of law provisions.

       11.6 BINDING EFFECT; NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Rights Holders are intended to be, and shall be, third party beneficiaries of Section 10 hereof. This Agreement is not assignable without the prior written consent of the other parties hereto, provided that the
Section 10 Rights are assignable as set forth in Section 10.9.

       11.7 VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

       11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

       11.9 EXHIBITS AND DISCLOSURE SCHEDULES. The Exhibits and Disclosure Schedules are a part of this Agreement as if fully set forth herein.

       IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first stated above.

                                   PROCEPT, INC.

                                   By   /s/ John F. Dee
                                   ----------------------------------------
                                   Name: John F. Dee
                                   Title:  President and CEO

                                   PACIFIC PHARMACEUTICALS, INC.


                                   By  /s/ H. Laurence Shaw
                                   ----------------------------------------
                                   Name: H. Laurence Shaw, M. D.
                                   Title: Chairman, President and CEO


                                   PROCEPT ACQUISITION CORP.


                                   By   /s/ John F. Dee
                                   ----------------------------------------
                                   Name: John F. Dee
                                   Title:  President and CEO

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                                 PAGE
SECTION 1 - THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

       1.1    The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

       1.2    Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

       1.3    Effects of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .2

       1.4    Certificate of Incorporation and Bylaws. . . . . . . . . . . . . . . .3

       1.5    Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . .3

       1.6    Conversion of Stock. . . . . . . . . . . . . . . . . . . . . . . . . .3

       1.7    Closing of Pacific Transfer Books. . . . . . . . . . . . . . . . . . .4

       1.8    Pacific Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . .4

       1.9    Issuance of Procept Certificates . . . . . . . . . . . . . . . . . . .5

       1.10   No Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . .5

SECTION 2 -   REPRESENTATIONS AND WARRANTIES OF PAC. . . . . . . . . . . . . . . . .6

       2.1    Organization and Corporate Power . . . . . . . . . . . . . . . . . . .6

       2.2    Corporate Authorization. . . . . . . . . . . . . . . . . . . . . . . .6

       2.3    Non-Contravention. . . . . . . . . . . . . . . . . . . . . . . . . . .6

       2.4    No Business Activities.. . . . . . . . . . . . . . . . . . . . . . . .6

SECTION 3 -   REPRESENTATIONS AND WARRANTIES OF PACIFIC. . . . . . . . . . . . . . .6

       3.1    Organization and Qualification.. . . . . . . . . . . . . . . . . . . .6

       3.2    Capitalization.. . . . . . . . . . . . . . . . . . . . . . . . . . . .6

       3.3    Authority to Execute and Perform Agreements. . . . . . . . . . . . . .7

       3.4    Subsidiaries and Other Affiliates. . . . . . . . . . . . . . . . . . .7

       3.5    Charter and By-laws; Books and Records.. . . . . . . . . . . . . . . .7

       3.6    SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8

       3.7    Financial Statements.. . . . . . . . . . . . . . . . . . . . . . . . .8

       3.8    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . .8

       3.9    No Material Adverse Change.. . . . . . . . . . . . . . . . . . . . . .8

       3.10   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .9

       3.11   Compliance with Laws.. . . . . . . . . . . . . . . . . . . . . . . . 11

       3.12   Consents; No Breach. . . . . . . . . . . . . . . . . . . . . . . . . 12

       3.13   Actions and Proceedings. . . . . . . . . . . . . . . . . . . . . . . 12


                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                                 PAGE
       3.14   Contracts and Other Agreements.. . . . . . . . . . . . . . . . . . . 13

       3.15   Real Property; Leases. . . . . . . . . . . . . . . . . . . . . . . . 14

       3.16   Tangible Property. . . . . . . . . . . . . . . . . . . . . . . . . . 15

       3.17   Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . 15

       3.18   Title to Assets; Liens.. . . . . . . . . . . . . . . . . . . . . . . 15

       3.19   Employee Benefit Plans.. . . . . . . . . . . . . . . . . . . . . . . 16

       3.20   Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . 17

       3.21   Relationships with Affiliates. . . . . . . . . . . . . . . . . . . . 17

       3.22   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

       3.23   Brokerage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

       3.24   Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . 18

       3.25   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . 18

SECTION 4 -   REPRESENTATIONS AND WARRANTIES OF PROCEPT. . . . . . . . . . . . . . 18

       4.1    Organization and Qualification.. . . . . . . . . . . . . . . . . . . 19

       4.2    Capitalization.. . . . . . . . . . . . . . . . . . . . . . . . . . . 19

       4.3    Authority to Execute and Perform Agreements. . . . . . . . . . . . . 19

       4.4    Subsidiaries and Other Affiliates. . . . . . . . . . . . . . . . . . 20

       4.5    Charter and By-laws; Books and Records.. . . . . . . . . . . . . . . 20

       4.6    SEC Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

       4.7    Financial Statements.. . . . . . . . . . . . . . . . . . . . . . . . 20

       4.8    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . 20

       4.9    No Material Adverse Change.. . . . . . . . . . . . . . . . . . . . . 21

       4.10   Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

       4.11   Compliance with Laws.. . . . . . . . . . . . . . . . . . . . . . . . 23

       4.12   Consents; No Breach. . . . . . . . . . . . . . . . . . . . . . . . . 24

       4.13   Actions and Proceedings. . . . . . . . . . . . . . . . . . . . . . . 24

       4.14   Contracts and Other Agreements.. . . . . . . . . . . . . . . . . . . 25

       4.15   Real Property; Leases. . . . . . . . . . . . . . . . . . . . . . . . 26

       4.16   Tangible Property. . . . . . . . . . . . . . . . . . . . . . . . . . 27

       4.17   Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . 27

                                       -ii-

                                  TABLE OF CONTENTS
                                     (CONTINUED)

                                                                                 PAGE
       4.18   Title to Assets; Liens.. . . . . . . . . . . . . . . . . . . . . . . 27

       4.19   Employee Benefit Plans.. . . . . . . . . . . . . . . . . . . . . . . 28

       4.20   Employee Relations . . . . . . . . . . . . . . . . . . . . . . . . . 29

       4.21   Relationships with Affiliates. . . . . . . . . . . . . . . . . . . . 29

       4.22   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

       4.23   Brokerage. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

       4.24   Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . 30

       4.25   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . 30

SECTION 5 -   COVENANTS AND AGREEMENTS . . . . . . . . . . . . . . . . . . . . . . 30

       5.1    Conduct of Pacific Business. . . . . . . . . . . . . . . . . . . . . 30

       5.2    Conduct of Procept Business. . . . . . . . . . . . . . . . . . . . . 32

       5.3    Nasdaq Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

       5.4    Agreement not to Entertain other Offers. . . . . . . . . . . . . . . 33

       5.5    Corporate Examinations and Investigations. . . . . . . . . . . . . . 34

       5.6    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

       5.7    Authorization from Others. . . . . . . . . . . . . . . . . . . . . . 34

       5.8    Consummation of Agreement. . . . . . . . . . . . . . . . . . . . . . 35

       5.9    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . 35

       5.10   Securities Law Matters . . . . . . . . . . . . . . . . . . . . . . . 35

       5.11   Pacific Stockholder Meeting. . . . . . . . . . . . . . . . . . . . . 35

       5.12   Procept Stockholder Meeting. . . . . . . . . . . . . . . . . . . . . 36

       5.13   Public Announcements and Confidentiality . . . . . . . . . . . . . . 36

       5.14   Affiliate Letters. . . . . . . . . . . . . . . . . . . . . . . . . . 36

       5.15   Procept SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . 37

       5.16   Pacific SEC Filings. . . . . . . . . . . . . . . . . . . . . . . . . 37

       5.17   Fairness Opinions. . . . . . . . . . . . . . . . . . . . . . . . . . 37

       5.18   Stock Options and Warrants . . . . . . . . . . . . . . . . . . . . . 37

       5.19   Indemnification, Directors and Officer's Insurance . . . . . . . . . 39

SECTION 6 -   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH
              PARTY TO CONSUMMATE THE MERGER . . . . . . . . . . . . . . . . . . . 39

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       6.1    Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

       6.2    Absence of Order.. . . . . . . . . . . . . . . . . . . . . . . . . . 40

       6.3    Nasdaq Stock Exchange Listing. . . . . . . . . . . . . . . . . . . . 40

       6.4    Effectiveness of Registration Statement. . . . . . . . . . . . . . . 40

       6.5    Procept Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . 40

       6.6    Pacific Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . 40

SECTION 7 -   CONDITIONS PRECEDENT TO THE OBLIGATION OF PROCEPT
              TO CONSUMMATE THE MERGER . . . . . . . . . . . . . . . . . . . . . . 40

       7.1    Representations, Warranties and Covenants. . . . . . . . . . . . . . 40

       7.2    Certificate of Secretary of Pacific. . . . . . . . . . . . . . . . . 40

       7.3    Affiliate Letters. . . . . . . . . . . . . . . . . . . . . . . . . . 40

       7.4    Opinion of Counsel to Pacific. . . . . . . . . . . . . . . . . . . . 41

       7.5    Merger Certificate . . . . . . . . . . . . . . . . . . . . . . . . . 41

       7.6    BTI Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . 41

       7.7    Agreement with Lenders . . . . . . . . . . . . . . . . . . . . . . . 41

       7.8    Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

       7.9    Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . 41

       7.10   Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

       7.11   Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

SECTION 8 -   CONDITIONS PRECEDENT TO THE OBLIGATION OF PACIFIC
              TO CONSUMMATE THE MERGER . . . . . . . . . . . . . . . . . . . . . . 41

       8.1    Representations, Warranties and Covenants. . . . . . . . . . . . . . 41

       8.2    Certificate of Secretary of Procept. . . . . . . . . . . . . . . . . 42

       8.3    Certificate of Secretary of PAC. . . . . . . . . . . . . . . . . . . 42

       8.4    Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

       8.5    Opinion of Counsel to Procept. . . . . . . . . . . . . . . . . . . . 42

       8.6    Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

SECTION 9 -   TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . . . . 42

       9.1    Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

       9.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . 43

SECTION 10 -  ADDITIONAL CONTRACTUAL RIGHTS. . . . . . . . . . . . . . . . . . . . 43

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       10.1   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43

       10.2   Reset. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

       10.3   Reset Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

       10.4   Semi-Annual Issuances. . . . . . . . . . . . . . . . . . . . . . . . 46

       10.5   Dilution Issuances . . . . . . . . . . . . . . . . . . . . . . . . . 46

       10.6   Anti-Dilution Adjustments. . . . . . . . . . . . . . . . . . . . . . 46

       10.7   Change of Shares Adjustments.. . . . . . . . . . . . . . . . . . . . 50

       10.8   Liquidation Put. . . . . . . . . . . . . . . . . . . . . . . . . . . 51

       10.9   Transfer of Rights Under This Section 10.. . . . . . . . . . . . . . 51

       10.11  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

       10.12  Treasury Stock.. . . . . . . . . . . . . . . . . . . . . . . . . . . 53

       10.13  Mandatory Termination of Section 10 Rights.. . . . . . . . . . . . . 53

       10.14  Waiver of Section 10 Rights. . . . . . . . . . . . . . . . . . . . . 53

       10.15  Optional Exchange/Reset. . . . . . . . . . . . . . . . . . . . . . . 53

SECTION 11 -  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

       11.1   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55

       11.2   Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

       11.3   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

       11.4   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . 56

       11.5   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

       11.6   Binding Effect; No Assignment. . . . . . . . . . . . . . . . . . . . 56

       11.7   Variations in Pronouns . . . . . . . . . . . . . . . . . . . . . . . 56

       11.8   Counterparts.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 56

       11.9   Exhibits and Disclosure Schedules. . . . . . . . . . . . . . . . . . 56

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

 DISCLOSURE SCHEDULES (Delivered concurrently; Not attached hereto)

     Pacific Disclosure Schedule
     Procept Disclosure Schedule




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